UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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M/I Homes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3 Easton Oval

Columbus, Ohio 43219

April 7, 2020

To Our Shareholders:

The 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Monday, May 11, 2020 at the offices of the Company, 3 Easton Oval, Columbus, Ohio 43219.  Holders of record of our common shares as of March 16, 2020 are entitled to notice of, and to vote at, the Annual Meeting.

Enclosed is a copy of our 2019 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, a notice of the Annual Meeting and a proxy statement and proxy card for the Annual Meeting.  It is important that your common shares be represented at the Annual Meeting.  Please record your vote on the enclosed proxy card and return it promptly in the postage-paid envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

The Company currently intends to hold the Annual Meeting in person. However, we are actively monitoring the impact of the coronavirus (COVID-19), and we may hold the Annual Meeting solely by means of remote communication if we determine that it is not possible or advisable to hold the Annual Meeting in person. If we take this step, we will announce the decision to do so and provide information regarding how to participate in the Annual Meeting via a press release that will be posted on the “Investors” section of our website (www.mihomes.com) and filed with the Securities and Exchange Commission as additional proxy materials.

We look forward to reviewing the activities of the Company at the Annual Meeting. We hope you can be with us.

Sincerely,
/s/ Robert H. Schottenstein
Robert H. Schottenstein,
Chairman and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

IN THE ENVELOPE PROVIDED OR, ALTERNATIVELY, VOTE YOUR PROXY

ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY.

3 Easton Oval

Columbus, Ohio 43219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 11, 2020

To Each Shareholder of M/I Homes, Inc.:

Notice is hereby given that the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Monday, May 11, 2020, at the offices of the Company, 3 Easton Oval, Columbus, Ohio 43219, for the following purposes:

1)	To elect three directors to serve until the Company’s 2023 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;
2)	To consider and vote upon a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers;
3)	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year; and
4)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Only holders of record of our common shares at the close of business on March 16, 2020 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

The Company currently intends to hold the Annual Meeting in person. However, we are actively monitoring the impact of the coronavirus (COVID-19), and we may hold the Annual Meeting solely by means of remote communication if we determine that it is not possible or advisable to hold the Annual Meeting in person. If we take this step, we will announce the decision to do so and provide information regarding how to participate in the Annual Meeting via a press release that will be posted on the “Investors” section of our website (www.mihomes.com) and filed with the Securities and Exchange Commission as additional proxy materials.

It is important that your common shares be represented at the Annual Meeting. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

By Order of the Board of Directors,
/s/ J. Thomas Mason
J. Thomas Mason,
Secretary

April 7, 2020

THE COMPANY’S NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT, FORM OF PROXY AND 2019 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ONLINE AT WWW.EDOCUMENTVIEW.COM/MHO.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2020.

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2019 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

For information on how to obtain directions to the Annual Meeting and vote in person, please contact our Investor Relations department at (614) 418-8225 or investorrelations@mihomes.com.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Instead of receiving paper copies of our future proxy statements, proxy cards and annual reports to shareholders in the mail, shareholders may elect to receive such documents electronically via e-mail or the Internet. Receiving your proxy materials electronically saves us the cost of printing and mailing documents to you and reduces the environmental impact of our shareholder communications. Shareholders may sign up to receive or access future shareholder communications electronically as follows:

•	Shareholders of Record. If you are a registered shareholder, you may consent to electronic delivery when voting for the Annual Meeting on the Internet at www.envisionreports.com/MHO.
•

Beneficial Holders. If your common shares are not registered in your name, check the information provided to you by your bank, broker or other nominee or contact your bank, broker or other nominee for information on electronic delivery service.

3 Easton Oval

Columbus, Ohio 43219

PROXY STATEMENT

for the

2020 Annual Meeting of Shareholders

To Be Held May 11, 2020

GENERAL

Time, Place and Purposes of Meeting

The 2020 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Annual Meeting”) will be held on Monday, May 11, 2020 at 9:00 a.m., local time, at our corporate offices at 3 Easton Oval, Columbus, Ohio 43219.  The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is attached. All references in this Proxy Statement to “M/I Homes,” the “Company,” “we,” “our” or “us” refer to M/I Homes, Inc.

The Company currently intends to hold the Annual Meeting in person. However, we are actively monitoring the impact of the coronavirus (COVID-19), and we may hold the Annual Meeting solely by means of remote communication if we determine that it is not possible or advisable to hold the Annual Meeting in person. If we take this step, we will announce the decision to do so and provide information regarding how to participate in the Annual Meeting via a press release that will be posted on the “Investors” section of our website (www.mihomes.com) and filed with the Securities and Exchange Commission as additional proxy materials.

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy are first being sent on or about April 7, 2020 to holders of the Company’s common shares, par value $.01 per share (the “Common Shares”), as of the close of business on March 16, 2020 (the “Record Date”).  This Proxy Statement is furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment thereof.  The Company’s 2019 Annual Report to Shareholders (the “2019 Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Form 10-K”), is being mailed together with this Proxy Statement.

Outstanding Shares and Quorum Requirements

There were 28,583,329 Common Shares outstanding on the Record Date.  The Common Shares represent our only class of voting securities entitled to vote at the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote on each matter submitted to a shareholder vote at the Annual Meeting.  A quorum for the Annual Meeting is a majority of the outstanding Common Shares on the Record Date. Common Shares represented by properly executed proxies returned to the Company at or prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded electronically via the Internet or telephonically will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain” (on any or all applicable proposals) or “Withheld” (from any or all director nominees) or are not marked at all.

Voting by Proxy

A proxy card for use at the Annual Meeting is enclosed.  You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning to the Company, at or prior to the Annual Meeting, the enclosed proxy card in the envelope provided.  Alternatively, shareholders holding Common Shares registered directly with our transfer agent, Computershare, may vote their proxies electronically via the Internet or telephonically by following the instructions on their proxy cards.  The deadline for voting electronically via the Internet or telephonically is 1:00 a.m., local time, on May 11, 2020.  There are no fees or charges associated with voting electronically via the Internet or telephonically, other than fees or charges, if any, that shareholders may pay for access to the Internet and for telephone service. A record holder of Common Shares may also attend the Annual Meeting and vote in person. Beneficial owners of Common Shares held in “street name” by a broker, bank or other nominee may also be eligible to vote their proxies electronically via the Internet or telephonically. Beneficial owners should review the information provided to them by their broker, bank or other nominee. This information will set forth the procedures to be followed in instructing their broker, bank or other nominee how to vote the Common Shares held in “street name” and how to revoke previously given instructions. Beneficial owners who desire to attend the Annual Meeting and vote in person must provide a “legal proxy” from their broker, bank or other nominee in order to vote in person at the Annual Meeting.

Broker/dealers who hold Common Shares for beneficial owners in “street name” may, under the applicable rules (“NYSE Rules”) of the New York Stock Exchange (the “NYSE”), sign and submit proxies for such Common Shares and may vote such Common Shares on “routine” matters, such as the ratification of the appointment of auditors, but broker/dealers may not vote such Common Shares on “non-routine” matters, such as the election of directors and the advisory vote on executive compensation, without specific instructions from the beneficial owner of such Common Shares. Proxies that are signed and submitted by broker/dealers that have not been voted on “non-routine” matters, as described in the previous sentence, are referred to as “broker non-votes.”

Revocation of Proxies

A record holder may revoke its proxy at any time before it is exercised at the Annual Meeting by (1) filing a written notice with the Company revoking the proxy, (2) duly executing and returning to the Company a proxy card bearing a later date, (3) casting a new vote electronically via the Internet or telephonically or (4) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting in person will not revoke a previously delivered proxy. Beneficial owners of Common Shares held in “street name” should follow the instructions provided by their broker, bank or other nominee to revoke a previously delivered proxy. Subject to such revocation and except as otherwise stated in this Proxy Statement or in the form of proxy, all proxies properly executed that are received prior to, or at the time of, the Annual Meeting and all proxies properly voted electronically via the Internet or telephonically before 1:00 a.m., local time, on May 11, 2020, will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), proxies will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal No. 2), FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2020 (Proposal No. 3) and at the discretion of the proxy holders on all other matters that may properly be brought before the Annual Meeting or any adjournment thereof.

Proposal No. 1

ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Regulations (as amended, the “Regulations”), the Board is comprised of nine directors, divided into three classes with staggered three-year terms. A class of three directors is to be elected at the Annual Meeting.  The Board has nominated the persons set forth in the table below for election as directors of the Company at the Annual Meeting.

The three nominees receiving the greatest number of votes cast will be elected to serve until the Company’s 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Withheld votes with respect to any nominee (or all of the nominees) and broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the election of such nominee(s). However, pursuant to the Board’s majority voting policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall tender his or her resignation as a director to the Board. See “Information Regarding the Board, its Committees and Corporate Governance—Majority Voting Policy” on page 9 of this Proxy Statement for more information regarding our majority voting policy.

Unless otherwise specified in your proxy, the Common Shares voted pursuant to your proxy will be voted FOR the election of the director nominees identified below. The Board has no reason to believe that any nominee will not serve as a director if elected at the Annual Meeting. If any nominee becomes unable to serve or for good cause will not serve as a director, the proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee(s) designated by the Board.

Your Board of Directors unanimously recommends a vote FOR each of the director nominees named below.

BOARD OF DIRECTORS

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Director Nominees - Term to Expire at 2023 Annual Meeting of Shareholders
Phillip G. Creek	67	Chief Financial Officer of the Company since September 2000, Executive Vice President of the Company since February 2008 and Chief Financial Officer of M/I Financial LLC, a wholly-owned subsidiary of the Company (“M/I Financial”), since September 2000.	2002

		Committee Membership: Executive

Mr. Creek has served in various management positions with the Company since 1993 and has worked in the homebuilding industry for over 40 years. Mr. Creek has extensive experience in finance, accounting, strategic planning, homebuilding operations, investor relations and capital markets and provides the Board with valuable knowledge of the homebuilding industry and the Company’s operations.

Nancy J. Kramer*	64	Founder of Resource/Ammirati, a digitally led creative agency established in 1981 that was acquired by IBM in 2016, and is now Global Chief Evangelist for IBM iX. Ms. Kramer also serves on the Board of Trustees of The Columbus Foundation, the Wexner Center for the Arts and The Wellington School.	2015

		Committee Membership: Nominating and Governance

Ms. Kramer has more than 30 years of experience in the technology, marketing and advertising industries.  Her extensive experience provides the Board with valuable expertise with digital technology transformation, interactive marketing and advertising.

Norman L. Traeger*	80	Founded United Skates of America, a chain of family fun centers, in 1971 and The Discovery Group, a venture capital firm, in 1983. Mr. Traeger currently owns and manages industrial, commercial and office real estate. Mr. Traeger currently serves as a director of The Discovery Group.	1997

		Committee Memberships: Audit; Compensation; Nominating and Governance (Chairman)

Mr. Traeger’s diverse background as a business owner and operator, venture capitalist and real estate developer provides the Board with significant experience in sales, marketing, strategic planning and capital formation, as well as entrepreneurial and operational expertise.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Directors - Term to Expire at 2021 Annual Meeting of Shareholders
Michael P. Glimcher*	52

Chief Executive Officer of Starwood Retail Partners, LLC, a developer and operator of retail malls and shopping centers in the United States, since September 2017. Mr. Glimcher served as Principal of Glimcher Legacy, a privately-held non-retail real estate firm, from June 2016 to September 2017. Mr. Glimcher served as Vice Chairman and Chief Executive Officer of WP Glimcher, a real estate investment trust formed through the merger of Washington Prime Group, Inc. and Glimcher Realty Trust, from January 2015 to June 2016. Mr. Glimcher served as Chairman of the Board of Glimcher Realty Trust, a real estate investment trust, from September 2007 to January 2015 and Chief Executive Officer of Glimcher Realty Trust from January 2005 to January 2015. Mr. Glimcher serves on the Governing Committee of The Columbus Foundation and the Board of Trustees of the Wexner Center for the Arts.  He is also a member and past Trustee of the International Council of Shopping Centers and a member of The Real Estate Roundtable and serves as Chairman of the Board of Trustees of the Columbus School for Girls.

			2013

		Committee Membership: Compensation; Nominating and Governance

As the Chief Executive Officer of a developer and operator of retail malls and shopping centers across the United States and a former Chairman and Chief Executive Officer of a publicly-traded real estate investment trust with real estate projects across the United States, Mr. Glimcher brings the Board management, public company, risk management, corporate governance and real estate development, investment and construction experience.

Elizabeth K. Ingram*	49	Chief Executive Officer of White Castle System, Inc., a restaurant chain with approximately 360 locations and a manufacturing business that sells products to retailers in all 50 states, since 2015. Ms. Ingram has also served as President of White Castle System, Inc. since 2013 and is a member of its Board of Directors. Ms. Ingram currently serves on the Board of Trustees of United Way of Central Ohio and on the Board of Directors of OhioHealth. Ms. Ingram is also a member of the Columbus Partnership.	2019

		Committee Membership: Nominating and Governance

As the Chief Executive Officer of a restaurant chain and manufacturing business with extensive operations across the United States, Ms. Ingram provides the Board with diverse and valuable experience in numerous areas, including business management, sales, marketing, customer service and strategic planning.

J. Thomas Mason	62	Chief Legal Officer of the Company since November 2011, Executive Vice President of the Company since February 2008 and Secretary of the Company since July 2002. Mr. Mason served as Senior Vice President of the Company from July 2002 until February 2008 and as General Counsel of the Company from July 2002 until November 2011. Prior to July 2002, Mr. Mason was a partner with the law firm of Vorys, Sater, Seymour and Pease LLP in Columbus, Ohio.	2006

		Committee Membership: None

Mr. Mason has practiced law for over 35 years, including 18 years in private practice, with an emphasis on land acquisition/disposition and development. As Chief Legal Officer and Secretary of the Company, Mr. Mason is actively involved in the Company’s risk management, land acquisition/disposition and development and human resources functions. Mr. Mason provides the Board with insight into legal issues affecting the Company as well as valuable real estate expertise and detailed knowledge of many areas of our business.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Directors - Term to Expire at 2022 Annual Meeting of Shareholders
Friedrich K.M. Böhm*	78

Consultant for large real estate development projects. Mr. Böhm was a partner of White Oak Partners, a private equity firm, from 2008 to 2015 and Chairman of White Oak Partners from 2008 to 2013. Mr. Böhm served as Chairman Emeritus of NBBJ, an international architectural firm, from 2006 to 2008, Chairman of NBBJ from 1997 until 2006 and Managing Partner and Chief Executive Officer of NBBJ from 1987 until 1997. He currently serves as a director of The Daimler Group and White Oak Partners and was formerly a director of TRC Companies, Inc., Huntington National Bank and NBBJ.  In November 2013, Mr. Böhm was appointed as the Company’s Lead Independent Director.

			1994

		Committee Memberships: Audit; Compensation (Chairman); Executive

For nearly 20 years, Mr. Böhm served in an executive role with NBBJ, a leading international architectural firm that has designed communities, buildings, products, environments and digital experiences, including designing over 300,000 housing units. Mr. Böhm provides the Board with extensive and broad-based operating, design, strategic planning and management experience.

William H. Carter*	66

Executive Vice President and Chief Financial Officer of Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.), an international specialty chemicals and materials company, from April 1995 until December 2015, and a director of Hexion Inc. from November 2001 until December 2015.  Mr. Carter also served as Executive Vice President and Chief Financial Officer and a director of Momentive Performance Holdings LLC and its wholly-owned subsidiary, Momentive Performance Materials Inc., from October 2010 until October 2014.  Prior to joining Hexion Inc., Mr. Carter was a partner with Price Waterhouse LLP, which he joined in 1975. He currently serves as a director of Lancaster Colony Corporation.

			2012

		Committee Membership: Audit (Chairman)

Mr. Carter has more than 40 years of finance and accounting experience, including having served as a chief financial officer of a public-reporting company and a partner for an independent registered public accounting firm.  Through this extensive experience, he provides the Board with valuable expertise in numerous financial areas, including accounting, tax, treasury, capital markets and strategic planning.

Robert H. Schottenstein	67

Chairman of the Company since March 2004, Chief Executive Officer of the Company since January 2004 and President of the Company since May 1996. Mr. Schottenstein currently serves as a director of L Brands, Inc. and served as a director of Installed Building Products, Inc. from April 2014 until March 2020. Mr. Schottenstein also serves on the Board of Trustees of The Ohio State University Wexner Medical Center and on the Board of Directors of The Ohio State University Foundation. In addition, Mr. Schottenstein serves on the Executive Committee of The Harvard University Joint Center for Housing. Mr. Schottenstein served as a Trustee of The Ohio State University (“OSU”) from 2005 to 2014 and as the Chair of the Board of Trustees of OSU from 2012 to 2014.

			1993

		Committee Membership: Executive (Chairman)

Mr. Schottenstein’s day-to-day leadership as Chief Executive Officer of the Company, more than 30 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development, family relationship (he is the son of the founder of the Company) and previous experience as a real estate attorney provides the Board with extensive knowledge of our operations, business, industry and history.

* Independent director under the NYSE Rules.

INFORMATION REGARDING THE BOARD, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board Organization, Independence and Committees

The Board currently has nine members. The Board has determined that six of its nine members (Friedrich K.M. Böhm, William H. Carter, Michael P. Glimcher, Elizabeth K. Ingram, Nancy J. Kramer and Norman L. Traeger) qualify as independent under NYSE Rules. When determining whether a director qualifies as independent, the Board, in accordance with NYSE Rules, broadly considers all relevant facts and circumstances to determine whether the director has any material relationship with the Company, either directly or indirectly (as a partner, shareholder or officer of an organization that has a relationship with the Company), other than serving as one of our directors. Sharen Jester Turney retired from the Board on February 8, 2019. Prior to her retirement, Ms. Turney served on the Compensation Committee and the Nominating and Governance Committee, and the Board determined that she qualified as independent under NYSE Rules.

Pursuant to the Company’s Corporate Governance Guidelines, each independent director is required to notify the Chairman of the Nominating and Governance Committee, as soon as practicable, in the event the director’s circumstances change in a manner that may affect the Board’s evaluation of his or her independence.

During 2019, the Board held four meetings, and each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the period such director served).

During 2019, the Board had four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Executive Committee. In accordance with the applicable rules of the Securities and Exchange Commission (the “SEC Rules”) and NYSE Rules, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has its own written charter, which is available on the Company’s website at www.mihomes.com under the “Investors” heading.

Audit Committee. The Audit Committee operates pursuant to a written Audit Committee Charter adopted by the Board which reflects SEC Rules and NYSE Rules relating to audit committees. The Audit Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function.

The Audit Committee’s specific responsibilities include: (1) reviewing and discussing the overall scope of the independent registered public accounting firm’s annual audit plans, including staffing, professional services, audit procedures and fees; (2) reviewing and discussing the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; (3) reviewing and discussing the Company’s quarterly financial statements and annual audited financial statements and related disclosures; (4) discussing the assessments of the adequacy and effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting; (5) discussing the guidelines and policies used by management to govern the process by which risk assessment and risk management is undertaken, paying particular attention to financial risk exposures; (6) monitoring and reporting to the Board concerning the independence, qualifications and performance of the independent registered public accounting firm; (7) reviewing and pre-approving all audit services and permitted non-audit services to be performed for the Company or its subsidiaries; (8) reviewing the internal auditors’ annual audit plans and reviewing reports concerning the results of internal audits; (9) reviewing and discussing with the internal auditors their assessments of the Company’s risk management processes and system of internal control; (10) establishing procedures for the confidential submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; (11) engaging the independent registered public accounting firm; and (12) reviewing any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm or the performance of the internal audit function.

Each member of the Audit Committee qualifies as independent and is financially literate under the applicable SEC Rules and NYSE Rules. The Board has determined that the Audit Committee’s Chairman, William H. Carter, qualifies as an audit committee financial expert as defined by applicable SEC Rules. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met eight times during 2019. The Audit Committee also met eight times with the Company’s senior financial management, including the internal auditors, and the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. The Audit Committee’s report relating to the 2019 fiscal year appears on page 49 of this Proxy Statement.

Compensation Committee. The Compensation Committee operates pursuant to a written Compensation Committee Charter adopted by the Board which reflects NYSE Rules relating to compensation committees. The Compensation Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Each member of the Compensation Committee qualifies as independent under the applicable NYSE Rules. The Compensation Committee’s primary purpose is to assist the Board in discharging its responsibilities relating to the compensation to be provided to the executive officers and directors of the Company.

The Compensation Committee Charter sets forth the specific responsibilities and duties of the Compensation Committee, which include: (1) establishing the Company’s executive compensation philosophy, objectives and policies; (2) reviewing, approving and determining the amount and form of compensation for the executive officers; (3) reviewing and making recommendations to the Board regarding the amount and form of non-employee director compensation; (4) reviewing and making recommendations to the Board concerning, and administering, the Company’s cash incentive and equity-based compensation plans; (5) reviewing and discussing with the Board the Company’s organizational structure and plans for management succession; (6) reviewing and discussing with management the Compensation Discussion and Analysis section of the proxy statement and recommending to the Board whether to include such Compensation Discussion and Analysis section in the proxy statement; and (7) preparing a report on executive officer compensation for inclusion in the proxy statement.

Our human resources department supports the Compensation Committee in its duties, and the Compensation Committee from time to time delegates to the human resources department its authority to fulfill certain administrative duties. The Compensation Committee has the sole authority under its charter to retain, terminate and approve the fees and terms of retention of any compensation consultant, legal counsel or other advisor it deems necessary to assist in the performance of its duties, but only after taking into consideration all factors relevant to such consultant’s, counsel’s or advisor’s independence from management, including any factors specified in the NYSE Rules. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other advisor that it retains.

The Compensation Committee met five times during 2019. The Compensation Committee’s report relating to the 2019 fiscal year appears on page 36 of this Proxy Statement.  See “Compensation Discussion and Analysis” beginning on page 20 of this Proxy Statement for more information concerning the activities of the Compensation Committee with respect to the 2019 fiscal year, including the Compensation Committee’s engagement of Pearl Meyer & Partners (“Pearl Meyer”), an independent outside consulting firm, to assist the Compensation Committee in the design of the Company’s 2019 executive compensation program.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written Nominating and Governance Committee Charter adopted by the Board which reflects NYSE Rules relating to nominating committees. The Nominating and Governance Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee’s primary responsibility is to assist the Board on the broad range of issues surrounding the composition and operation of the Board, including: (1) identifying individuals qualified to become directors; (2) recommending to the Board director nominees for the next annual meeting of shareholders; and (3) developing and recommending to the Board a set of corporate governance principles. In addition, the Nominating and Governance Committee recommends to the Board committee selections and oversees the evaluation of the Board. Each member of the Nominating and Governance Committee qualifies as independent under the applicable NYSE Rules. The Nominating and Governance Committee met four times during 2019.

Executive Committee. When the Board is not in session, the Executive Committee may exercise those powers and carry out those duties of the Board which may lawfully be delegated by the Board. During 2019, the Executive Committee did not hold any formal meetings.

Corporate Governance Guidelines

In accordance with NYSE Rules, the Board operates pursuant to written Corporate Governance Guidelines which are intended to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the Company’s website at www.mihomes.com under the “Investors” heading.

Majority Voting Policy

Our Corporate Governance Guidelines include a majority voting policy that applies in uncontested elections of directors (i.e., an election of directors in which the number of nominees for director does not exceed the number of directors to be elected). Under this policy, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall tender his or her resignation as a director to the Board promptly following the certification of the election results. The Nominating and Governance Committee will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject the resignation. The Board will act on each tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, within 90 days following the certification of the election results. The Nominating and Governance Committee in making its recommendation, and the Board in making its decision, may consider any factors or other information that they deem relevant or appropriate. The Board will promptly publicly disclose its decision whether to accept or reject such tendered resignation and, if rejected, the reasons for rejecting the tendered resignation.

Any director who tenders his or her resignation may not participate in the Nominating and Governance Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.  If, however, a majority of the members of the Nominating and Governance Committee receives a majority withheld vote in the same election, then the Board will appoint a committee comprised solely of independent directors who did not receive a majority withheld vote in that election to consider each tendered resignation and recommend to the Board whether to accept or reject it.

If a director’s tendered resignation is rejected by the Board, the director will continue to serve for the remainder of his or her term and until his or her successor is duly elected and qualified or his or her earlier death, resignation or removal. If a director’s tendered resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the number of directors comprising the Board, in each case pursuant to the provisions of and to the extent permitted by the Company’s Regulations.

Neither abstentions nor broker non-votes will be deemed votes “for” or “withheld” from a director’s election and will therefore have no effect in determining whether a majority withheld vote has occurred.

Review, Approval or Ratification of Related Person Transactions

All Related Person Transactions (as defined below) are subject to our written Related Person Transaction Policy. Under this policy, the Audit Committee is responsible for reviewing and approving (or ratifying) all Related Person Transactions. In carrying out its responsibilities, the Audit Committee considers all relevant facts and circumstances relating to a Related Person Transaction and either approves (or ratifies) or disapproves the Related Person Transaction. While the relevant facts and circumstances vary depending on the transaction, they generally include:

•	the benefits to the Company of the transaction;
•	the terms of the transaction;
•	the interest of the Related Person (as defined below) in the transaction;
•	the alternatives to entering into the transaction;
•	whether the transaction is on terms comparable to those available from third parties; and
•	the overall fairness of the transaction.

The Audit Committee will approve (or ratify) a Related Person Transaction only if it determines that it is in the best interests of the Company. No director may participate in the consideration or approval (or ratification) of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is a Related Person. The Audit Committee may, from time to time, delegate its duties under the Related Person Transaction Policy to the Audit Committee Chairman.

To the extent practicable, all Related Person Transactions will be approved in advance.  If advance approval is not practicable, or if a Related Person Transaction that has not been pre-approved is brought to the attention of the Audit Committee, the Audit Committee will promptly consider all of the relevant facts and circumstances in its ratification of the transaction. Our directors, executive officers and other members of management are responsible for bringing all proposed Related Person Transactions of which they have knowledge to the attention of the Audit Committee Chairman.

Under our policy, a “Related Person Transaction” is any transaction, arrangement or relationship in which the Company or any of our subsidiaries was or is to be a participant and the amount involved exceeds $120,000 and any Related Person had or will have a direct or indirect material interest.  A “Related Person” is any person who is: (1) a director (or nominee for director) or executive officer of the Company; (2) to our knowledge, the beneficial owner of more than 5% of the Common Shares; or (3) any immediate family member of any of the foregoing persons.

During 2019 and the year-to-date period in 2020, the Company has not been a participant in any Related Person Transaction, except for the following transaction.

In March 2020, in the ordinary course of business, we purchased a parcel of real property located in Delaware County, Ohio for approximately $14.2 million from an entity in which Gary Schottenstein (the brother of Robert H. Schottenstein) owns a majority interest. This transaction was approved by the Audit Committee in accordance with our Related Person Transaction Policy.

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by our directors at our annual meetings of shareholders.  However, directors are encouraged to attend, and the Board and its committees meet immediately following each annual meeting of shareholders.  All nine of our then current directors attended the 2019 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

All of the Company’s directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions) must comply with the our Code of Business Conduct and Ethics, which meets the applicable SEC Rules and NYSE Rules.  The Code of Business Conduct and Ethics is available on the Company’s website at www.mihomes.com under the “Investors” heading or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Chief Legal Officer and Secretary. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics by posting such information on our website.

Executive Sessions

In accordance with our Corporate Governance Guidelines and NYSE Rules, our non-management directors meet without management or the inside directors at every regularly scheduled Board meeting (at least twice per year) and at such other times as our Lead Independent Director or a majority of our non-management directors deem necessary or appropriate.  Our Lead Independent Director chairs each executive session.  During 2019, the non-management directors held four executive sessions.

Communications with the Board of Directors

The Board believes it is important for shareholders and other interested parties to have a process by which to communicate with the Board.  Accordingly, shareholders and other interested parties who wish to communicate with the

Board or a particular director or group of directors (including the non-management directors) may do so by sending a letter to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/Interested Party-Board Communication” or “Shareholder/Interested Party-Director Communication.”  All such letters must identify the author as a shareholder or other interested party (indicating such interest) and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director(s).

Board Leadership Structure

The Company does not have a fixed policy regarding whether the offices of Chairman of the Board and Chief Executive Officer should be vested in the same person or two different people.  The Board has determined that the combined role of Chairman and Chief Executive Officer, as supplemented by our Lead Independent Director (as discussed below), is the most effective leadership structure for us at the present time.  The Board believes that our Chief Executive Officer is best qualified to serve as Chairman because, as the officer ultimately responsible for our operations and performance, he is intimately familiar with our business, operations and industry and uniquely positioned to effectively identify and lead discussions concerning our strategic priorities.  The Board further believes that the combined role promotes the development and execution of our business strategy and facilitates information flow between management and the Board, which is essential to effective governance.  In addition, the Board believes that our current Chief Executive Officer’s family relationship (he is the son of our founder), previous experience as a real estate attorney and more than 30 years of service with us in various roles spanning production, sales and land acquisition/disposition and development further qualify him to serve as Chairman.

To supplement our leadership structure, the Board has a Lead Independent Director position, which is currently held by Friedrich K.M. Böhm. The Lead Independent Director serves at the discretion of, and is annually elected by, our independent directors. The Lead Independent Director has the following duties and responsibilities:

•	review with the Chairman and approve the agenda for meetings of the Board;
•	review with the Chairman and approve the schedule for meetings of the Board to assure there is sufficient time for discussion of all agenda items;
•	review with the Chairman and approve information provided to the Board;
•	call executive sessions or meetings of the independent or non-management directors, as he or she deems necessary or appropriate, and preside at all such executive sessions or meetings;
•	preside at all meetings of the Board at which the Chairman is not present;
•	meet separately with the Chairman after executive sessions of the independent or non-management directors to review matters considered during such sessions;
•	serve as the liaison between the Chairman and the independent directors;
•	be available for consultation and direct communication with our shareholders, if requested; and
•	perform such other duties as the Board may from time to time delegate.

The Board periodically reviews our leadership structure and retains the authority to modify the structure, as and when appropriate.

Board’s Role in Risk Oversight

Management is responsible for identifying and managing risk and bringing to the Board’s (or the applicable committee’s) attention the most material risks that we face. While management reviews risk on a company-wide basis, it focuses on four primary areas: (1) financial risk; (2) legal, compliance and regulatory risk; (3) cybersecurity risk; and (4) operational and strategic risk. The Board has ultimate oversight responsibility for our risk-management program and carries this out directly and through its committees. The full Board directly oversees and reviews operational and strategic risk and receives regular reports from the committee chairs regarding risk oversight in the committees’ respective areas of responsibility.

The Audit Committee oversees and reviews financial risk (including our internal controls) and legal, compliance and regulatory risk. In carrying out their oversight responsibilities, the full Board and the Audit Committee receive regular reports from the appropriate members of management regarding the material risks that have been identified, including how those risks are being managed and strategies for mitigating those risks. The Audit Committee also receives an annual risk assessment report from our internal auditors and, in accordance with its charter, discusses with management the guidelines and policies that management uses to govern the process by which risk assessment and management is undertaken, with particular attention to financial risks.

In connection with its oversight of our executive compensation program, the Compensation Committee reviews and evaluates our compensation policies and practices relating to our employees (as well as our executive officers). During its review and evaluation, the Compensation Committee focuses on any incentives that may create, and any factors that may reduce the likelihood of, excessive risk taking by our employees to determine whether our compensation policies and practices present a material risk to us. Based on this review, the Compensation Committee has concluded that our compensation policies and practices for our employees (including our executive officers) do not create risks that are reasonably likely to have a material adverse effect on us.

The Nominating and Governance Committee oversees risks related to the composition and operation of our Board, including director independence and potential conflicts of interest.

Nomination of Directors

The Nominating and Governance Committee is responsible for providing oversight on the broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee considers those factors it deems appropriate, including judgment, skill, independence, diversity, character, experience with organizations comparable in size or scope, experience as an executive of, or advisor to, a publicly-traded company, experience and skill relative to our other directors and specialized knowledge or experience. The Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying nominees. Instead, the Nominating and Governance Committee considers diversity, including diversity of gender, race, ethnicity, education, professional experience, viewpoints, backgrounds and skills, but does not assign a specific weight to particular factors and, depending upon the then current needs of the Board, may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to the Board and no conflict of interest that would materially interfere with performance.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation or employment, as well as a description of the candidate’s qualifications, and a written statement from the candidate consenting to serve as a director, if so nominated and elected.

Pursuant to its written charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm has been used to date.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects the nominees for election as directors at the annual meeting of shareholders. In addition, shareholders who wish to nominate one or more persons for election as a director at the annual meeting of shareholders may do so, provided they comply with the nomination procedures set forth in the Company’s Regulations. To nominate one or more persons for election as a director at an annual meeting, the Company’s Regulations require that a shareholder give written notice of such shareholder’s intent to make such nomination(s) by personal delivery or by United States mail, postage pre-paid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting or, in the case of a special meeting, within seven days after the date the Company mails or otherwise gives notice of the date of the meeting). Such notice shall set forth: (1) the name and address of the shareholder intending to make the nomination and the person(s) to be nominated; (2) a representation that the shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) is to be made by the shareholder; (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (5) the consent of each nominee to serve as a director, if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Proposal No. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to SEC rules and our Board policy requiring an annual “say-on-pay” vote, we are asking our shareholders to approve the following non-binding resolution on the compensation of our executive officers identified in the Summary Compensation Table on page 37 of this Proxy Statement (the “Named Executive Officers”):

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and all related disclosures.

Compensation Objectives.            Through a mix of base salary, annual cash performance bonus and long-term equity awards, we seek to (1) attract and retain exceptional executives, (2) motivate our executives, (3) align the interests of our executives and our shareholders and (4) reward performance. We are committed to a pay-for-performance philosophy. As a result, a significant majority of each Named Executive Officer’s compensation is at risk or variable and dependent upon our performance and/or appreciation in the price of our Common Shares. The “Compensation Discussion and Analysis” beginning on page 20 of this Proxy Statement describes our executive compensation program and how and why the Compensation Committee determined 2019 compensation. We urge shareholders to read the “Compensation Discussion and Analysis” as well as the Summary Compensation Table and other related compensation tables on pages 37 – 46 of this Proxy Statement.

2019 Goals/Executive Compensation Program. Our principal goals for 2019 were to (1) increase our profitability (as measured by our pre-tax income from operations, excluding extraordinary items (“Adjusted Pre-Tax Income”)), new contracts and homes delivered and (2) maintain our high customer service and quality scores. Since 2012, we have annually focused on continuing to increase our profitability (as measured by Adjusted Pre-Tax Income), designed our executive compensation program in a manner intended to achieve this goal and annually increased our profitability. Based on this success and our continued focus on growing our profitability in 2019, the Compensation Committee designed our 2019 executive compensation program in a manner substantially similar to our 2018 program:

•	Base Salary.The Named Executive Officers’ base salaries in 2019 remained at their 2018 levels.
•

Annual Cash Performance Bonus. In 2019, each Named Executive Officer was eligible to earn an annual cash performance bonus based on our Adjusted Pre-Tax Income. The design of the 2019 annual cash performance bonus program was substantially the same as the 2018 annual bonus program, except for three changes. First, the Committee increased the threshold level of Adjusted Pre-Tax Income to $50 million in 2019 from $45 million in 2018. Second, the Committee increased the maximum level of Adjusted Pre-Tax Income to $200 million in 2019 from $175 million in 2018. Finally, the Committee increased the amount payable at the threshold performance level to 30% of each Named Executive Officer’s maximum bonus opportunity. The Committee made these changes to drive performance and increase profitability compared to both 2018 and our internal budget for 2019. For example, (1) if we earned the same amount of Adjusted Pre-Tax Income in 2019 as in 2018, the bonuses earned in 2019 would be 8% less than those earned in 2018, (2) if we achieved our budgeted Adjusted Pre-Tax Income for 2019 ($150 million), the bonuses earned in 2019 would be 5% less than those earned in 2018 and (3) we needed to increase our Adjusted Pre-Tax Income by 6% in 2019 for the Named Executive Officers to earn the same percentage bonuses in 2019 that they earned in 2018.

In 2019, we increased our Adjusted Pre-Tax Income by 15% to $169.9 million and each Named Executive Officer received a cash performance bonus that represented 81% of his maximum performance bonus opportunity. See page 27 of this Proxy Statement for a description of how Adjusted Pre-Tax Income for 2019 was calculated.

•

Equity-Based Compensation. Consistent with past practice, the Committee awarded our Named Executive Officers equity-based compensation in the form of (1) service-based stock options and (2) performance share units (“PSUs”) in 2019. Each Named Executive Officer received the same number of stock options as he received in 2018 and a target number of PSUs with the underlying Common Shares having approximately the same grant date market value as the grant date market value of the Common Shares underlying the target number of PSUs he received in 2018. Under the 2019 PSU awards, each Named Executive Officer’s PSUs will vest and be earned, if at all, after the completion of a three-year performance period from January 1, 2019 through December 31, 2021 based (1) 80% on our cumulative annual Adjusted Pre-Tax Income over the performance period and (2) 20% on our relative total shareholder return compared to our Peer Group (as defined on page 24 of this Proxy Statement) over the performance period, and continued employment. Any vested PSUs will be settled on a one-for-one basis in whole Common Shares. Any PSUs that do not vest due to inadequate performance or termination of employment will be forfeited.

2019 Performance. We achieved record results on numerous fronts in 2019. Highlights of our 2019 performance include:

•	Revenue. Revenue increased 9% to a Company record $2.5 billion;
•	Net Income. Net income increased 19% to $127.6 million;
•	Diluted Earnings Per Share. Diluted earnings per share increased 21% to $4.48 per share;
•	New Contracts. New contracts increased 16% to a Company record 6,773;
•	Homes Delivered. Homes delivered increased 9% to a Company record 6,296;
•	Backlog. At December 31, 2019, backlog units and sales value increased 22% and 18%, respectively; and
•	Balance Sheet. Shareholders’ equity at December 31, 2019 increased 17% to a Company record $1.0 billion.

This vote on our executive compensation program is advisory which means that it is not binding on us. However, the Compensation Committee values the opinions of our shareholders. If there is a significant vote against this proposal, the Committee will consider our shareholders’ concerns and evaluate what actions are necessary to address those concerns.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

Your Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Proposal No. 3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the 2019 fiscal year. Although action by our shareholders is not required with respect to this matter, we are seeking shareholder ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 as a matter of good corporate governance. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP. Abstentions will be counted for purposes of establishing a quorum and will have the same effect as a vote against the proposal. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider (but may decide to maintain) its appointment of Deloitte & Touche LLP.

Your Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The executive officers of the Company are Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason. Biographical information with respect to the executive officers is set forth under “Board of Directors” beginning on page 4 of this Proxy Statement. The executive officers are elected by, and serve at the pleasure of, the Board. The following table sets forth biographical information with respect to certain key employees of the Company:

Name	Age	Current Positions with Company/Business Experience	Year Started

Derek J. Klutch	56	Chief Executive Officer of M/I Financial since April 2019 and President of M/I Financial since November 2016.	1993

Fred J. Sikorski	65	Region President overseeing our Tampa and Orlando Divisions since December 2006, our Raleigh and Charlotte Divisions since May 2008, our Cincinnati Division since September 2011, our Sarasota Division since April 2016 and our Columbus Division from September 2010 to July 2016 and since February 2019.	1998

Thomas W. Jacobs	54	Region President overseeing our Austin, Dallas, Houston and San Antonio Divisions since January 2016 and our Chicago, Minneapolis/St. Paul, Indianapolis and Detroit Divisions since February 2019. Prior to January 2016, Mr. Jacobs served in a regional role with Ryland Homes overseeing ten divisions, including Austin, Chicago, Dallas, Houston and San Antonio.	2016

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 16, 2020, the number and percentage of our outstanding Common Shares beneficially owned by (1) each person who, to the knowledge of the Company, beneficially owns more than five percent of the outstanding Common Shares, (2) each of the Company’s directors, nominees for director and Named Executive Officers and (3) all of the current directors and executive officers of the Company as a group.  Except as set forth in the footnotes to the table, the shareholders have sole voting and dispositive power with respect to such Common Shares:

Name of Beneficial Owner	Number of Common Shares		Percent of Class
Friedrich K. M. Böhm	60,934	(1)	*
William H. Carter	34,133	(1)(2)	*
Phillip G. Creek	119,892	(1)	*
Michael P. Glimcher	19,500	(1)	*
Elizabeth K. Ingram	4,000	(1)	*
Nancy J. Kramer	13,000	(1)	*
J. Thomas Mason	36,596	(1)(2)	*
Robert H. Schottenstein	576,964	(1)(3)	2.0%
Norman L. Traeger	44,058	(1)	*
All current directors and executive officers as a group (9 persons)	909,077		3.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,958,817	(4)	17.3%
Dimensional Fund Advisors LP 6300 Bee Cave Road – Building One Austin, TX 78746	2,006,595	(5)	7.0%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	1,863,133	(6)	6.5%

*     Less than 1.0% of the outstanding Common Shares

(1)

The amounts shown include 93,520, 33,000and19,200 Common Shares for Phillip G. Creek, J. Thomas Mason and Robert H. Schottenstein, respectively, which underlie currently exercisable stock options granted pursuant to the 2009 Long-Term Incentive Plan, as amended (the “2009 LTIP”), and the 2018 Long-Term Incentive Plan (the “2018 LTIP”).  The amounts shown also include 27,527 Common Shares held by each of Friedrich K.M. Böhm and Norman L. Traeger, 20,500 Common Shares held by William H. Carter, 19,500 Common Shares held by Michael P. Glimcher, 13,000 Common Shares held by Nancy J. Kramer and 4,000 Common Shares held by Elizabeth K. Ingram, in each case, in the form of director stock units issued pursuant to the Amended and Restated 2006 Director Equity Incentive Plan (the “2006 Director Plan”), the 2009 LTIP and the 2018 LTIP. Under the terms of the 2006 Director Plan, the 2009 LTIP and the 2018 LTIP, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan in the form of director stock units, until such Common Shares are distributed pursuant to the terms of the plan.

(2)

The amounts shown include 13,633 and 3,596 Common Shares held by William H. Carter and J. Thomas Mason, respectively, under the terms of the Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”) and the Amended and Restated Executives’ Deferred Compensation Plan (the “Executives’ Deferred Compensation Plan”), respectively. Under the terms of the Director Deferred Compensation Plan and the Executives’ Deferred Compensation Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan, until such Common Shares are distributed pursuant to the terms of the plan.

(3)

The amount shown includes 485,400 Common Shares held of record by IES Family Holdings No. 2, LLC, an Ohio limited liability company. Robert H. Schottenstein is the sole manager of IES Family Holdings No. 2, LLC and has sole voting and dispositive power with respect to such 485,400 Common Shares. The amount shown also includes 10,000 Common Shares owned by Robert H. Schottenstein’s spouse, as to which Mr. Schottenstein disclaims beneficial ownership, and 62,364 Common Shares directly owned by Robert H. Schottenstein.

(4)

Based on information set forth in a Schedule 13G/A filed on February 4, 2020, which was filed on behalf of BlackRock, Inc., a parent holding company, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited and Blackrock Fund Managers Ltd. BlackRock, Inc. has sole voting power with respect to 4,854,457of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(5)

Based on information set forth in a Schedule 13G/A filed on February 12, 2020, which was filed on behalf of Dimensional Fund Advisors LP, a registered investment adviser, who has sole voting power with respect to 1,952,606 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(6)

Based on information set forth in a Schedule 13G/A filed on February 12, 2020, which was filed on behalf of The Vanguard Group, a registered investment adviser, who has sole voting power with respect to 28,003 of such Common Shares, shared voting power with respect to 6,617 of such Common Shares, sole dispositive power with respect to 1,833,871 of such Common Shares and shared dispositive power with respect to 29,262 of such Common Shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation philosophy and objectives, our Named Executive Officers’ 2019 compensation and how and why the Compensation Committee (the “Committee”) determined that compensation.

Executive Summary

Compensation Objectives. Through a mix of (1) base salary, (2) annual cash performance bonus and (3) long-term equity awards, the Committee seeks to: (a) attract and retain exceptional executives; (b) motivate our executives; (c) align the interests of our executives and our shareholders; and (d) reward performance.

2019 Goals. Our principal goals for 2019 were to (1) increase our (a) profitability (as measured by Adjusted Pre-Tax Income (as defined on page 14 and described in detail on page 27 of this Proxy Statement)), (b) new contracts and (c) homes delivered and (2) maintain our high customer service and quality scores.

2019 Executive Compensation Program. Since 2012, we have annually focused on continuing to increase our profitability (as measured by Adjusted Pre-Tax Income), designed our executive compensation program in a manner intended to achieve this goal and annually increased our profitability. Based on this success and our continued focus on growing our profitability in 2019, the Committee designed our 2019 executive compensation program in a manner substantially similar to our 2018 program:

•	Base Salary. The Named Executive Officers’ base salaries in 2019 remained at their 2018 levels.
•

Annual Cash Performance Bonus. In 2019, each Named Executive Officer was eligible to earn an annual cash performance bonus based on our Adjusted Pre-Tax Income. The design of the 2019 annual cash performance bonus program was substantially the same as the 2018 annual bonus program, except for three changes. First, the Committee increased the threshold level of Adjusted Pre-Tax Income to $50 million in 2019 from $45 million in 2018. Second, the Committee increased the maximum level of Adjusted Pre-Tax Income to $200 million in 2019 from $175 million in 2018. Finally, the Committee increased the amount payable at the threshold performance level to 30% of each Named Executive Officer’s maximum bonus opportunity. The Committee made these changes to drive performance and increase profitability compared to both 2018 and our internal budget for 2019. For example, (1) if we earned the same amount of Adjusted Pre-Tax Income in 2019 as in 2018, the bonuses earned in 2019 would be 8% less than those earned in 2018, (2) if we achieved our budgeted Adjusted Pre-Tax Income for 2019 ($150 million), the bonuses earned in 2019 would be 5% less than those earned in 2018 and (3) we needed to increase our Adjusted Pre-Tax Income by 6% in 2019 for the Named Executive Officers to earn the same percentage bonuses in 2019 that they earned in 2018.

We increased our Adjusted Pre-Tax Income by 15% to $169.9 million in 2019. As a result, Messrs. Schottenstein, Creek and Mason earned performance bonuses of $2,562,210, $1,220,100 and $813,400, respectively. In each case, the bonus represented 81% of his maximum performance bonus opportunity.

•

Long-Term Equity-Based Compensation. Consistent with past practice, the Committee awarded our Named Executive Officers equity-based compensation, in 2019, in the form of (1) service-based stock options and (2) PSUs. In each case, the Named Executive Officer received the same number of stock options as he received in 2018 and a target number of PSUs with the underlying Common Shares having approximately the same aggregate grant date market value as the aggregate grant date market value of the Common Shares underlying the target number of PSUs he received in 2018.

2019 Performance.  We achieved record results on numerous fronts in 2019. Highlights of our 2019 performance include:

•	Revenue. Revenue increased 9% to a Company record $2.5 billion;
•	Net Income. Net income increased 19% to $127.6 million;
•	Diluted Earnings Per Share. Diluted earnings per share increased 21% to $4.48 per share;

•	New Contracts. New contracts increased 16% to a Company record 6,773;
•	Homes Delivered. Homes delivered increased 9% to a Company record 6,296;
•	Backlog. At December 31, 2019, backlog units and sales value increased 22% and 18%, respectively, and the average sales price in backlog decreased 3% to $396,000;
•	Average Sale Price. The average sale price of homes delivered remained at $384,000;
•	Balance Sheet. Shareholders’ equity at December 31, 2019 increased 17% to a Company record $1.0 billion;
•	Active Communities. Active communities at December 31, 2019 increased 7% to a Company record 225;
•	Land Position. We invested $600.4 million in land acquisitions and development and increased our controlled lots to 33,300; and
•	Total Shareholder Return. For the year ended December 31, 2019, our total shareholder return was 87%.

Additionally, we achieved homebuyer satisfaction ratings of 92% and 83% on the 30-day and six-month surveys, respectively, and a home readiness score of 90%.

Pay-for-Performance. We are committed to a pay-for-performance philosophy. As a result, a significant majority of each Named Executive Officer’s compensation is at risk or variable and dependent on our performance and/or stock price appreciation (i.e., performance-based). The charts below set forth the percentage of each Named Executive Officer’s 2019 total compensation that was performance-based:

2019 TOTAL COMPENSATION

(from Summary Compensation Table on page 37)

Compensation Best Practices.  We incorporate a number of best practices into our executive compensation program, including:

•	Independent Compensation Committee. The Committee is comprised entirely of independent directors and has the exclusive power and authority to determine all elements of executive compensation.
•	Independent Compensation Consultant. The Committee engages an independent compensation consultant, who performs no other work for us, to advise on executive compensation matters.
•	Pay-for-Performance. 79%, 77% and 73% of Messrs. Schottenstein’s, Creek’s and Mason’s respective 2019 total compensation was performance-based.
•	Long-Term Vesting. The Named Executive Officers’ equity-based compensation awards have multi-year vesting periods (five years for stock options and three years for PSUs).
•	No Employment Agreements. None of the Named Executive Officers have employment agreements.
•	No Pension or Special Retirement Plans. We do not maintain a defined benefit pension plan or any special retirement plans for the Named Executive Officers.
•	No Repricing. Our equity compensation plans prohibit repricing stock options without shareholder approval.
•	No Hedging or Pledging. Our Insider Trading Policy prohibits our executives from hedging, pledging or trading in derivatives of our Common Shares.
•	No Dividends on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested equity awards.
•

Double Trigger.  Under the change in control agreement that we maintain with each Named Executive Officer, the executive will not receive a cash severance unless both a change in control and a qualifying termination of employment occur.

2019 Advisory Vote on Executive Compensation

At our 2019 Annual Meeting of Shareholders, our shareholders approved the compensation of our Named Executive Officers, with more than 96% of the votes cast in favor of our “say-on-pay” resolution. Since 2011 (when we first asked our shareholders to approve our executive compensation), our annual “say-on-pay” vote has received an average of 97% support from our shareholders.  The Committee considered the results of the 2019 “say-on-pay” vote as part of its review of our 2020 executive compensation program. The Committee believes that our 2019 “say-on-pay” results are an affirmation of our executive compensation program. As a result, it did not make any changes to our 2020 executive compensation program based on the 2019 vote.

Compensation Philosophy and Objectives

We design our executive compensation program to promote the following philosophy and objectives:

•

Attract and Retain. Compensation should be competitive with the compensation programs of other publicly-traded homebuilders which compete with us for talent to ensure that we attract and retain exceptional executives.

•	Motivate. Compensation should motivate our executives to perform at the highest level and achieve our financial and strategic goals while discouraging excessive risk taking.
•	Align Interests. Compensation should align the interests of our executives and our shareholders with the ultimate goal of creating long-term shareholder value.
•	Reward Performance. Compensation should depend on, and reward executives on the basis of, individual and company short- and long-term performance and thereby foster a pay-for-performance culture.

The Committee believes that the structure of our compensation program should be fundamentally the same across our entire management team. As a result, while individual compensation levels vary, each member of our management team (including the Named Executive Officers) generally receives the same components of compensation (i.e., base salary, annual cash performance bonus and long-term equity awards). In addition, the same or similar performance goals apply to their annual performance bonuses. In the Committee’s view, this consistency fosters teamwork, ensures that the entire management team focuses on the same corporate goals and shares in the risks and rewards of our performance in a similar manner and reduces the likelihood of excessive risk taking.

Role of Executive Officers

At the request of the Committee, our Chief Executive Officer, with the assistance of other members of management, made initial recommendations to the Committee regarding the 2019 executive compensation program. Thereafter, the Committee from time to time solicited further input from the Chief Executive Officer and such other members of management. Also at the request of the Committee, the Chief Executive Officer and certain of such other members of management participated in the Committee meetings. The Committee sought this input because of the Chief Executive Officer’s close working relationship with the other Named Executive Officers and to ensure that its decisions aligned with our financial and strategic goals. The Committee has the exclusive authority to determine all elements of executive compensation and makes all final decisions.

Role of Independent Compensation Consultant

The Committee engaged Pearl Meyer to serve as its independent compensation consultant for 2019. Pearl Meyer’s engagement focused on: (1) reviewing our executive compensation program as a whole, each principal component and the mix of compensation; (2) analyzing the competitiveness of our executive compensation program (by pay component and in total) relative to our Peer Group (as defined on page 24 of this Proxy Statement); (3) reviewing the composition of our Peer Group; (4) advising on executive compensation trends and best practices; (5) analyzing the dilution and overhang of our equity grants; and (6) reviewing our non-employee director compensation program as a whole, each principal component and the competitiveness of such compensation relative to our Peer Group. At the request of the Committee, Pearl Meyer discussed with management the recommendations that management planned to make to the Committee regarding 2019 compensation.

During 2019, Pearl Meyer did not provide any services to us beyond its support of the Committee. The Committee assessed the independence of Pearl Meyer and concluded that Pearl Meyer’s work for us did not raise any conflict of interest.

Setting Executive Compensation

In the first quarter of each year, the Committee evaluates the Named Executive Officers’ performance, determines whether they will receive cash performance bonuses for the prior year and whether the PSUs for the recently completed three-year performance period have vested and establishes the compensation program for the current year.

During the course of establishing the 2019 executive compensation program, the Committee reviewed:

•	our 2019 financial and strategic goals;
•

a report prepared by our human resources department summarizing (1) our financial performance, total shareholder return and share price during each of the preceding four fiscal years and (2) the annual cash performance bonuses paid and the stock options granted to our Named Executive Officers as a group and Company-wide in that same period;

•	management’s recommendations for the 2019 (1) annual cash performance bonus program and (2) equity-based compensation;
•

a report prepared by our human resources department setting forth (1) the number of stock options granted during each of the preceding five fiscal years to each current equity compensation plan participant (including the Named Executive Officers) and all participants in the aggregate, (2) our estimated burn rate for 2019 and estimated three-year average burn for 2017-2019 and (3) the total number of Common Shares that remained available for grant under the 2018 LTIP;
•

tally sheets prepared by our human resources department setting forth for each Named Executive Officer the (1) dollar value of each component of compensation and total compensation for 2018 and, on an estimated basis, for 2019, (2) realizable value (i.e., the difference between the then-current market price of our Common Shares on the NYSE and the exercise price) of all outstanding stock options (on an exercisable and unexercisable basis), (3) estimated fair value of all outstanding PSUs (assuming achievement of the target performance goals for the PSUs awarded in 2017 and 2018 and based on estimated actual results for the PSUs awarded in 2016) and (4) potential payments upon a change of control;

•	the individual performance of each Named Executive Officer; and
•

a report prepared by Pearl Meyer analyzing: (1) our executive compensation program as a whole, each principal component and the mix of compensation; (2) the competitiveness of our executive compensation program (by pay component and in total) relative to the peer group of publicly-traded homebuilders set forth below (the “Peer Group”); (3) the composition of our Peer Group; (4) executive compensation trends and best practices; and (5) the dilution and overhang of our equity grants.

The Peer Group consisted of the following companies:

Beazer Homes USA, Inc.	Meritage Homes Corporation
D.R. Horton, Inc.	NVR, Inc.
Hovnanian Enterprises, Inc.	PulteGroup, Inc.
KB Home	Taylor Morrison Home Corporation
Lennar Corporation	Toll Brothers, Inc.
LGI Homes, Inc.	Tri-Pointe Group, Inc.
M.D.C. Holdings, Inc.	William Lyon Homes

The Committee, with input from management and Pearl Meyer, selected our Peer Group. The Committee selected these companies because they are generally our principal competitors for personnel, customers, land and investment. In 2019, the Peer Group remained the same as in 2018, except that (1) CalAtlantic Group, Inc., which was in the Peer Group in 2018, merged with and into Lennar Corporation in February 2018 and (2) at the recommendation of Pearl Meyer, we added William Lyon Homes based on its relative size, including revenue and market capitalization, and comparable business profile.

The Committee utilized the Peer Group data to understand our competitors’ compensation levels and practices and ensure that our executive compensation was generally consistent and competitive with the components, forms and amounts of compensation paid by our competitors (i.e., reasonable on a relative basis). The Committee did not benchmark our compensation, or any component thereof, to a specific percentile within our Peer Group. Instead, the Committee used the Peer Group data only as a point of reference and one of several factors in setting executive compensation.

When setting compensation, the Committee also takes into account that the homebuilding industry is highly competitive and cyclical and our Named Executive Officers have considerable tenure with us, experience in both up and down homebuilding cycles and delivered strong results during their tenure. The Committee believes that this continuity of management and experience is valuable.

2019 Executive Compensation

For 2019, the principal components of our executive compensation program were:

•	base salary;

•	annual cash performance bonus; and
•	long-term equity-based compensation in the form of (1) stock options and (2) PSUs.

The Committee recognizes the need for cash and equity-based compensation and short- and long-term compensation. The Committee believes that a mix of compensation is necessary to strike an appropriate balance between short- and long-term financial and strategic goals, discourage excessive risk taking and align the interests of our executives and our shareholders. We do not have a pre-established formula or target for the allocation between cash and equity-based compensation or short- and long-term compensation. Instead, the Committee subjectively determines the mix of compensation based on input from Pearl Meyer, the Peer Group data, individual and corporate performance, each executive’s experience and responsibilities, our short- and long-term financial and strategic goals, conditions in the homebuilding industry and the general economy and our past practices.

Base Salary

Base salary is the only fixed component of compensation. As such, we intend for base salary to provide a competitive, stable level of compensation so that executives do not feel pressured to take unnecessary or excessive risks or overly focus on the price of our Common Shares. The Committee annually reviews and subjectively determines each Named Executive Officer’s base salary.

When determining the Named Executive Officers’ 2019 base salaries, the Committee considered:

•	the base salaries of similarly-positioned executives in our Peer Group;
•	individual and corporate performance in 2018;
•	the executive’s scope of responsibility, level of experience and tenure;
•	input from Pearl Meyer; and
•	homebuilding and general economic conditions.

The Committee did not assign a specific weighting to any of these factors.

The Committee elected not to change the Named Executive Officers’ base salaries in 2019 (which remained at $900,000, $600,000, and $500,000 for Messrs. Schottenstein, Creek and Mason, respectively). The Committee determined that, while each Named Executive Officer performed well in 2018, no changes were necessary to achieve our compensation objectives. Messrs. Schottenstein’s and Creek’s base salaries were last increased in 2013 and Mr. Mason’s in 2016.

In the course of its review of individual performance, the Committee noted Mr. Schottenstein’s strategic leadership and our record financial and operating results in 2018, including our record revenue, net income and new contracts. For Mr. Creek, the Committee noted our record financial and operating results in 2018 and his management of our balance sheet, including the implementation of a share repurchase program and the repurchase of 1.1 million Common Shares thereunder in 2018 and our record shareholders’ equity at December 31, 2018. For Mr. Mason, the Committee noted his leadership with respect to the continued expansion of our investment in land acquisitions and development and controlled lots in 2018.

Annual Cash Performance Bonus

The annual cash performance bonus is designed to motivate our Named Executive Officers and reward them based on our achievement of one or more pre-determined, objective performance goals that are directly related to our financial and strategic goals for the year. The annual cash performance bonus opportunity represents the most significant portion of each Named Executive Officer’s potential total compensation. The Committee believes this fosters a pay-for-performance culture and ensures that our executives are accountable for our performance. The bonus is awarded pursuant to our shareholder-approved 2009 Annual Incentive Plan, a cash-based incentive plan. Under this Plan, the Committee has the express authority to reduce the amount paid to a participant with respect to an award.

During the first quarter of 2019, the Committee established the 2019 annual cash performance bonus program, including (1) the performance goals and award formula to be measured to determine the bonus (if any) that each Named

Executive Officer would earn and (2) the maximum bonus that each Named Executive Officer would be eligible to earn. For 2019, the maximum potential performance bonuses for Messrs. Schottenstein, Creek and Mason were 350%, 250% and 200%, respectively, of their respective 2019 base salaries (the same maximum percentages that have applied to them since 1999, 2006 and 2013, respectively). The Committee subjectively determined these maximums after considering the annual performance bonus opportunities for similarly-positioned executives in our Peer Group, our past practices, the executive’s scope of responsibility (i.e., as the scope of responsibility increases, the proportion of compensation that is performance-based increases) and input from Pearl Meyer.

The Committee subjectively established the 2019 performance goals and award formula based on:

•	our 2018 performance;
•	our 2019 budget and financial and strategic goals;
•	the annual bonus programs for similarly-positioned executives in our Peer Group;
•	homebuilding and general economic conditions;
•	our past practices; and
•	input from Pearl Meyer.

The Committee did not assign a specific weighting to any of these factors.

The Committee selected Adjusted Pre-Tax Income as the sole performance goal for the 2019 annual performance bonus program based on several considerations. First, our principal financial goal in 2019 remained to continue to increase our profitability (as measured by Adjusted Pre-Tax Income). Second, based on our past annual cash performance bonus programs and historical financial results, the Committee continued to believe that the Adjusted Pre-Tax Income metric was an effective driver of our financial and operational performance. For each year since 2012, our principal financial goal has been to continue to increase our Adjusted Pre-Tax Income, we have annually increased our Adjusted Pre-Tax Income and Adjusted Pre-Tax Income has been the sole performance goal for our annual cash performance bonus program. Third, the Adjusted Pre-Tax Income metric focused our executives in a balanced manner on increasing revenue, margin expansion and controlling costs and provided a clear connection between pay and performance. The Committee also believed that by achieving strong Adjusted Pre-Tax Income, we would also achieve strong operating results. Fourth, more than 75% of the companies in our Peer Group used pre-tax income as a performance metric in their annual bonus program. Finally, Pearl Meyer supported the selection of this metric.

For 2019, the Committee established threshold and maximum Adjusted Pre-Tax Income goals of $50 million and $200 million, respectively, and designed the award formula so that each Named Executive Officer would earn 30% and 100% of his maximum bonus opportunity at the threshold and maximum performance levels, respectively. This design was substantially the same as the design of our 2018 annual cash performance bonus program, except for three changes.

First, the Committee increased the threshold level of Adjusted Pre-Tax Income to $50 million in 2019 from $45 million in 2018. Second, the Committee increased the maximum level of Adjusted Pre-Tax Income to $200 million in 2019 from $175 million in 2018. Finally, the Committee increased the amount payable at the threshold performance level to 30% of each Named Executive Officer’s maximum bonus opportunity. The Committee made these changes to drive performance and increase profitability relative to both 2018 and our internal budget for 2019. For example, (1) if we earned the same amount of Adjusted Pre-Tax Income in 2019 as in 2018, the bonuses earned in 2019 would be 8% less than those earned in 2018, (2) if we achieved our budgeted Adjusted Pre-Tax Income for 2019 ($150 million), the bonuses earned in 2019 would be 5% less than those earned in 2018 and (3) we needed to increase our Adjusted Pre-Tax Income by 6% in 2019 for the Named Executive Officers to earn the same percentage bonuses in 2019 that they earned in 2018. While the Committee was focused on driving profitability, it was also mindful that, during the second half of 2018, the homebuilding industry generally experienced a softening in demand as a result of higher home prices and interest rates, and there was some uncertainty as to how long these conditions would persist.

Consistent with the previous three annual cash performance bonus programs, the Committee structured the 2019 award formula so that the amount earned for Adjusted Pre-Tax Income that (1) fell between (a) $50 million and (b) $150 million (our 2019 budgeted Adjusted Pre-Tax Income) increased proportionately and (2) fell between (a) $150 million and (b) $200 million increased proportionately. The Committee incorporated this leveraged design feature to further drive performance relative to our budget and reward performance that exceeded our expectations.

To foster teamwork and cohesion, the Committee continued to align the payout opportunities for the Named Executive Officers so that each would earn the same percentage of his maximum performance bonus opportunity at all performance levels.

The following table sets forth the amount that each Named Executive Officer was eligible to earn based on our achievement of the threshold and maximum performance levels and the actual amount earned based on our 2019 performance:

Adjusted Pre-Tax Income Performance Goal(1)

Named Executive Officer	Amount Earned at Threshold(2)	Amount Earned at Maximum(2)	Actual Amount Earned in 2019
Robert H. Schottenstein	$945,000	$3,150,000	$2,562,210
Phillip G. Creek	$450,000	$1,500,000	$1,220,100
J. Thomas Mason	$300,000	$1,000,000	$813,400

(1)

Adjusted Pre-Tax Income means the Company’s pre-tax income from operations, excluding extraordinary items, such as asset impairments and certain other non-cash write-offs. For 2019, Adjusted Pre-Tax Income was equal to (a) the sum of (i) income before income taxes and (ii) impairment of inventory and investment in joint venture arrangements less (b) $1.1 million of recoveries for past stucco-related claims that were recorded directly to net income, in each case as reflected in our audited consolidated statement of income included in our 2019 Form 10-K.

(2)

As discussed above, the amounts earned increase proportionately (a) between the threshold performance level ($50 million) and Adjusted Pre-Tax Income of $150 million and (b) Adjusted Pre-Tax Income of $150 million and the maximum performance level ($200 million).

In 2019, we achieved Adjusted Pre-Tax Income of $169.9 million, an increase of $22.8 million, or 15%, from 2018. As a result, Messrs. Schottenstein, Creek and Mason earned performance bonuses of $2,562,210, $1,220,100 and $813,400, respectively. In each case, the bonus represented 81% of his maximum performance bonus opportunity. After considering these results and our overall 2019 performance, the Committee believes that the 2019 bonus program was an effective driver of growth in our profitability.

Equity-Based Compensation

Our equity-based compensation is designed to reward long-term performance, align the interests of our Named Executive Officers and our shareholders, promote retention and balance short-term financial goals with long-term operating decisions. To achieve these objectives, the Committee annually grants our Named Executive Officers (1) service-based stock options and (2) PSUs. As a result, 100% of each Named Executive Officer’s equity-based compensation is dependent on our long-term performance or stock price appreciation before any value is realized.

2019 Awards.  The Committee subjectively determined the number of stock options and the target number of PSUs to grant to the Named Executive Officers in 2019 based on:

•	our 2018 performance;
•	our 2019 budget and financial and strategic goals and long-term strategic plan;
•	individual performance and scope of responsibility;
•	the long-term equity-based compensation for similarly-positioned executives in our Peer Group;
•	the estimated expense, dilutive effect, and impact on our burn rate;

•	the number of options and PSUs previously granted to each Named Executive Officer; and
•	input from Pearl Meyer.

The Committee did not assign a specific weighting to any of these factors.

Stock Options. In February 2019, the Committee awarded Messrs. Schottenstein, Creek and Mason options to purchase 96,000, 55,000 and 27,500 Common Shares, respectively. These awards represented the same number of service-based stock options that the Named Executive Officers received in 2018. The Committee last increased the number of options annually awarded to Messrs. Schottenstein, Creek and Mason in 2018, 2013 and 2013, respectively. The 2019 options vest and become exercisable in 20% increments on the first five anniversaries of the date of grant, subject to the Named Executive Officer’s continued employment on the applicable vesting date, and expire ten years after the date of grant.

Because stock options have value only if the price of our Common Shares increases, the Committee believes that options are inherently tied to shareholder return and align the interests of our Named Executive Officers and our shareholders. The Committee further believes that the five-year vesting schedule focuses our Named Executive Officers on our long-term performance and is consistent with the nature of the homebuilding business (i.e., the business requires a relatively long time horizon before a financial benefit is realized), mitigates excessive risk taking in the short-term and serves as a retention tool (unvested options are forfeited if an executive voluntarily terminates his employment).

PSUs. In February 2019, the Committee awarded Messrs. Schottenstein, Creek and Mason 27,154, 14,482 and 12,056 target number of PSUs, respectively, with the underlying Common Shares having a respective aggregate market value on the grant date of approximately $750,000, $400,000 and $333,000 (the “2019-2021 PSUs”). In each case, this aggregate grant date market value was approximately the same as the aggregate grant date market value of the Common Shares underlying the target number of PSUs awarded to such Named Executive Officer in 2018. The Committee last increased the aggregate grant date market value of the Common Shares underlying the target number of PSUs annually awarded to Messrs. Schottenstein, Creek and Mason in 2018, 2014 and 2016, respectively.

The actual number of 2019-2021 PSUs that will vest and be earned (if any) by each Named Executive Officer will be based (1) 80% on our cumulative annual Adjusted Pre-Tax Income (the “2019-2021 Adjusted Pre-Tax Income Performance Goal”) over the three-year performance period commencing on January 1, 2019 and ending on December 31, 2021 (the “2019-2021 Performance Period”) and (2) 20% on our relative total shareholder return compared to our Peer Group (the “2019-2021 Relative TSR Performance Goal”) over the 2019-2021 Performance Period, and on continued employment. For each performance goal, the Committee established threshold, target and maximum performance levels and the 2019-2021 PSUs will vest, if at all, after completion of the 2019-2021 Performance Period, based upon our actual level of achievement of such performance goal, at the following percentage levels of the target number of 2019-2021 PSUs allocated to such performance goal:

Level of Achievement of Performance Goal(1)(2)	Percentage of Target 2019-2021 PSUs Vesting(1)
Below Threshold	0%
Threshold	50%
Target	100%
Maximum or Above	150%

(1)

The percentage of the target 2019-2021 PSUs that will vest and be earned for performance between (a) the threshold and target levels will increase proportionately from 50% to 100% based on our actual performance and (b) the target and maximum levels will increase proportionately from 100% to 150% based on our actual performance.

(2)	The same threshold, target and maximum performance levels for each performance goal apply to each Named Executive Officer.

Additionally, the Named Executive Officer must remain employed by us through the end of the 2019-2021 Performance Period for the 2019-2021 PSUs to vest and be earned, except in the case of termination due to death, disability or retirement or involuntary termination without cause by us. Any vested 2019-2021 PSUs will be settled on a one-for-on basis in Common Shares. Any 2019-2021 PSUs that do not vest will be forfeited. The 2019-2021 PSUs have no dividend or voting rights.

The Committee selected Adjusted Pre-Tax Income as the primary performance goal (weighted 80%) because this metric (1) is a key metric in our internal, long-term financial plan, (2) provides a balanced approach to focusing our executives on achieving our long-term objectives and maximizing performance and (3) is consistent with the long-term incentive plan practices of our Peer Group. The Committee subjectively established the threshold, target and maximum performance levels based on our projections and strategic plan covering the 2019-2021 Performance Period and current and expected homebuilding industry conditions.

The target level approximates our projected cumulative annual Adjusted Pre-Tax Income for the 2019-2021 Performance Period. It was designed to be reasonably achievable and provide a meaningful opportunity for reward with strong performance but requires our average annual Adjusted Pre-Tax Income for the 2019-2021 Performance Period to materially exceed our 2018 Adjusted Pre-Tax Income ($147.1 million). The maximum level was set at approximately 115% of the target level and was designed to incentivize and reward superior performance. The threshold level was set at approximately 81% of the target level and was designed to provide a reasonable vesting opportunity if our performance falls short of the target but remains generally consistent with historical performance over the past few years.

Historically, the threshold and maximum levels have generally been set at approximately 90% and 110% of the target level, respectively. When the Committee established the 2019 performance levels, it took into account that, during the second half of 2018, the homebuilding industry generally experienced a softening in demand as a result of higher home prices and interest rates, and there was some uncertainty as to how long these conditions would persist. As a result of this uncertainty, the Committee, in 2019, (1) reduced the threshold level (to 81% of target) to provide a reasonable amount of downside protection against a continued downturn in industry conditions and (2) increased the maximum level (to 115% of target) to require significant outperformance relative to budget to realize the maximum vesting level.

The Committee selected relative total shareholder return as the secondary performance goal (weighted 20%) because this metric (1) directly aligns the interests of our executives and our shareholders by measuring performance based on changes in our share price, (2) assesses performance relative to our Peer Group and (3) is consistent with the long-term incentive plan practices of our Peer Group. Relative total shareholder return will be calculated based on changes in the market price of our Common Shares (plus dividends paid on the Common Shares (if any)) over the 2019-2021 Performance Period compared to each company in our Peer Group. Consistent with past practice, the Committee set the threshold, target and maximum performance levels at the 25th, 50th and 75th percentiles of the Peer Group, respectively. The Committee subjectively established these performance levels taking into consideration our past practices, market practices for a relative total shareholder return performance metric and input from Pearl Meyer.

Results/Payment for 2017-2019 PSU’s. As described in our 2018 Proxy Statement, in February 2017, the Committee awarded Messrs. Schottenstein, Creek and Mason 25,706, 17,137 and 14,267 target number of PSUs, respectively (the “2017-2019 PSUs”). Pursuant to the 2017-2019 PSUs, each Named Executive Officer was entitled to a grant of our Common Shares ranging from 0% to 150% of his target number of 2017-2019 PSUs based (1) 80% on our cumulative annual Adjusted Pre-Tax Income over the three-year performance period commencing on January 1, 2017 and ending on December 31, 2019 (the “2017-2019 Performance Period”) and (2) 20% on our relative total shareholder return compared to our 2017-2019 PSU Peer Group (as defined below) over the 2017-2019 Performance Period, and on continued employment.

At the time of grant of the 2017-2019 PSUs, the Committee established threshold, target and maximum performance levels for each performance goal. The actual number of PSUs that would vest and Common Shares that would be earned by each Named Executive Officer would be equal to (1) 50% of his target number if we achieved the threshold level for both performance goals, (2) 100% of his target number if we achieved the target level for both performance goals, (3) 150% of his target number if we achieved the maximum level for both performance goals and (4) zero if we failed to achieve the threshold level for both performance goals (with the percentage vesting increasing proportionately between performance levels based on our actual performance). The same threshold, target and maximum performance levels applied to each Named Executive Officer.

The following table sets forth the threshold, target and maximum performance levels for each performance goal for the 2017-2019 PSUs and our actual results with respect to such goals:

2017-2019 PSU Award Results

Performance Goal		Performance Level		Actual Performance
	Threshold	Target	Maximum
Adjusted Pre-Tax Income(1) (weighted 80%)	$390 million	$435 million	$480 million	$453.5 million
Relative TSR(2) (weighted 20%)	25%	50%	75%	49%

(1)

Adjusted Pre-Tax Income means the Company’s cumulative annual pre-tax income from operations, excluding extraordinary items, such as asset impairments and certain other non-cash write-offs, over the 2017-2019 Performance Period. For 2017, Adjusted Pre-Tax Income was equal to the sum of (a) income before income taxes, (b) impairment of inventory and investment in joint venture arrangements, and (c) $8.5 million of stucco-related charges included in “Costs and expenses: Land and housing;” for 2018, Adjusted Pre-Tax Income was equal to the sum of (a) income before income taxes and (b) impairment of inventory and investment in joint venture arrangements; and for 2019, Adjusted Pre-Tax Income was equal to (a) the sum of (i) income before income taxes and (ii) impairment of inventory and investment in joint venture arrangements less (b) $1.1 million of recoveries for past stucco-related claims that were recorded directly to net income, in each case as reflected in our audited consolidated statements of income included in our 2019 Form 10-K.

(2)

Relative TSR means the Company’s total shareholder return over the 2017-2019 Performance Period as compared to the total shareholder return of each company in our 2017-2019 Peer Group over the same period. Total shareholder return is calculated based on the change in the market price of the applicable company’s common shares (plus dividends paid on such shares (if any)) over the 2017-2019 Performance Period. The 2017-2019 Peer Group consisted of the same companies that comprise our current Peer Group, except that the 2017-2019 Peer Group (a) did not include William Lyon Homes (which was added to our Peer Group in 2019) and (b) included (i) CalAtlantic Group, Inc. and Lennar Corporation until their merger in February 2018 (using a weighted average share price of the two companies (based on market capitalization) for the beginning share price) and (ii) Lennar Corporation after the merger until the end of the 2017-2019 Performance Period.

For the 2017-2019 Performance Period, (1) we achieved cumulative annual Adjusted Pre-Tax Income of $453.5 million and (2) our relative total shareholder return ranked in the 49th percentile of the 2017-2019 Peer Group. Based on these results, the Committee certified a vesting level of 116% of each Named Executive Officer’s target number of 2017-2019 PSUs and approved grants of 29,789, 19,859 and 16,533 Common Shares to Messrs. Schottenstein, Creek and Mason, respectively.

Equity Grant Practices. The Committee grants all equity-based awards (including awards to our non-employee directors) pursuant to the 2018 LTIP. Except in the case of grants for new hires (which are generally made at the first Committee meeting following the hiring date), the Committee grants all stock options and PSUs at its first regularly scheduled Committee meeting of the year (typically in February). Our Board generally establishes the date of this meeting many months in advance, and the meeting follows our release of earnings for the prior year. We do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information. All stock options are awarded at the closing price of our Common Shares on the NYSE on the date of grant (i.e., the date the Committee approves the grant).

Benefits and Perquisites

In 2019, we provided our Named Executive Officers with the following benefits and perquisites (in addition to those received by all employees in general). The Named Executive Officers, along with certain other members of management, receive a monthly automobile allowance (with the amount based on position). For security and efficiency reasons, we allow our Chief Executive Officer to use our corporate airplane for personal use. The Committee reviews the extent of personal usage on a quarterly basis and retains the authority to discontinue such usage at any time. Mr. Schottenstein was assessed income for all personal use of the plane in 2019 in accordance with the applicable Internal Revenue Service regulations. The amount shown in the Summary Compensation Table represents the incremental cost to us for his personal use of the plane.

We also maintain a $1.0 million supplemental split-dollar life insurance policy for Mr. Creek. Under this arrangement, we have an obligation to pay a portion of the premium and he has an obligation to pay the balance. In addition to paying our portion of the premium, we pay his portion and reimburse him for the taxes he incurs as a result of our payment of his portion. Prior to 2002, we provided this benefit to each of our executive officers. Since 2002, we have not provided this benefit to any of our new executive officers and have continued (on the same terms without any material modification) only those split-dollar policies that were in effect for our executive officers at the time of the adoption of the Sarbanes-Oxley Act and that have not otherwise been surrendered and terminated.

Payments in Connection with Termination of Employment or Change in Control

We do not have employment or severance agreements with any of our Named Executive Officers, other than the change in control agreements described below (the “CIC Agreements”). As a result, we are not obligated to pay any severance or other enhanced benefits to our Named Executive Officers upon termination of employment or a change in control, except, under certain circumstances, for the benefits provided under the CIC Agreements, our equity compensation plans and our annual performance bonus plan. The Committee believes these benefits are generally consistent with market practice within our Peer Group, help us attract and retain exceptional executives and, in the case of change in control benefits pursuant to the CIC Agreements, align executive and shareholder interests by enabling the executives to pursue corporate transactions without a concern for job security.

CIC Agreements. We are a party to a CIC Agreement with each Named Executive Officer. The CIC Agreements are identical in all respects, except for the amounts payable thereunder, and remain in effect for so long as we employ the applicable Named Executive Officer or until we mutually agree to terminate his CIC Agreement.

As previously reported, the Committee determined that it was in our best interests to enter into the CIC Agreements in 2008 based on several considerations, including to: (1) serve as a retention tool and incentivize the Named Executive Officers to continue focusing on our business in the event of a potential change in control transaction; (2) focus the Named Executive Officers on leading our business through the then ongoing, severe recession in the homebuilding industry; (3) ensure the Named Executive Officers pursue business alternatives that maximize shareholder value without a concern for job security; and (4) ensure our compensation practices remained competitive.

The CIC Agreements provide the Named Executive Officers with a level of financial protection only upon a loss of employment in connection with a change in control (i.e., a “double trigger”). Under the CIC Agreements, if (1) we terminate a Named Executive Officer’s employment without cause within six months prior to, or twenty-four months after, a change in control or (2) a Named Executive Officer terminates his employment for good reason within twenty-four months after a change in control, such Named Executive Officer will be entitled to:

•	a lump sum payment equal to the sum of:
•	a pre-determined multiple of his then-current annual base salary,
•	a pre-determined multiple of his average bonus earned during the five fiscal years immediately preceding the date of termination,
•

a pro-rated amount of the annual bonus (if any) which the Named Executive Officer is eligible to receive with respect to the fiscal year in which his employment is terminated, calculated based upon (1) the degree to which the performance goals applicable to his bonus have been achieved (on a pro-rated basis) through the last day of the month preceding the Named Executive Officer’s termination of employment and (2) the number of full calendar months that have elapsed during the fiscal year in which the termination occurs, and

•	any unused vacation; and

•	continued coverage (at no cost) in all of our programs that are subject to the benefit provisions of COBRA for up to a maximum of 24 months unless he obtains replacement coverage.

The pre-determined payment multiples are 2.99 for Mr. Schottenstein and 2 for each of Messrs. Creek and Mason. These multiples were selected based primarily on a review of market data for our Peer Group.

Additionally, under the CIC Agreements, if the payments to be received by a Named Executive Officer constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and are subject to excise tax under Section 4999 of the Code, such Named Executive Officer will be entitled to a gross-up payment in an amount necessary to ensure that he does not bear the cost of the excise tax, unless a cut-back by less than 10% of the total amount payable would make the excise tax inapplicable (in which case the amount payable to him will be reduced to the extent necessary to make the excise tax inapplicable). This modified gross-up provision was included to balance protecting the Named Executive Officers from any excise tax and limiting our exposure to the cost of a gross-up if the excise tax is triggered by a minimal amount.

2018 LTIP and 2009 LTIP. Under the 2018 LTIP (our current equity compensation plan) and the 2009 LTIP (our former equity compensation plan and under which awards remain outstanding) and the respective form of award agreement that applies to all outstanding stock options thereunder, if a participant’s employment is terminated for any reason other than death, disability, retirement or cause, his or her stock option privileges will be limited to the options then exercisable on the date of termination and expire unless exercised within 60 days after such date. In the case of termination due to death, disability or retirement, all options will become immediately exercisable and expire unless exercised by the applicable expiration date of the option. In the case of termination for cause, a participant will forfeit all of his or her options (whether or not exercisable). In the case of a change in control of M/I Homes, the Committee may take such actions as it deems necessary or desirable with respect to outstanding stock options. However, if in connection with a change in control, the Committee elects to (1) cancel any option, the participant will be entitled to receive a cash payment equal to the excess, if any, of the value of the consideration to be paid in the change in control to holders of the same number of Common Shares as the number of Common Shares underlying the option being cancelled over the aggregate exercise price of the option being cancelled or (2) cause a substitute award to be issued with respect to any option, the substitute award must substantially preserve the value, rights and benefits of the option being substituted.

Pursuant to the 2018 LTIP and the 2009 LTIP and the respective form of award agreement that applies to all outstanding PSUs thereunder, if a participant’s employment is terminated before the end of the performance period for any reason other than death, disability, retirement or involuntary termination by us without cause (i.e., termination by us for cause or voluntary termination by the participant), the participant will forfeit all of his or her PSUs. In the case of termination due to death or disability, the number of PSUs that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest and be earned. In the case of termination due to retirement or involuntary termination by us without cause, a prorated portion of the PSUs that would have vested (based on our actual performance as of the end of the performance period) will vest and be earned. The prorated amount will be based on the full number of months that the participant remained employed during the performance period. In the case of a change in control of M/I Homes, the Committee may take such actions as it deems necessary or desirable with respect to outstanding PSUs. However, if in connection with a change in control, the Committee elects to (1) cancel any PSU award, then the target number of PSUs subject to such award will vest and the participant will be entitled to receive a cash payment equal to the product of (a) the value of the consideration to be paid for each Common Share in connection with the change in control and (b) the number of vested PSUs or (2) cause a substitute award to be issued with respect to any PSUs, the substitute award must substantially preserve the value, rights and benefits of the PSUs being substituted.

2009 Annual Incentive Plan. Under our 2009 Annual Incentive Plan, if a participant’s employment is terminated before the end of the performance period for any reason other than death, disability, retirement or involuntary termination by us without cause (i.e., termination by us for cause or voluntary termination by the participant), he or she will not be eligible to receive any compensation under the Plan for such performance period. In the case of termination due to death, disability, retirement or involuntary termination by us without cause, he or she will be eligible to receive a pro-rated portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable (based on our actual performance as of the end of the performance period) if he or she had remained employed for the full performance period. If a participant’s employment is terminated after the end of a performance period but prior to the related payment date, he or she will be entitled to receive any compensation earned for such performance period, except in the event of a termination for cause, in which case he or she will not receive any compensation for such performance period. In the case of a change in control of M/I Homes, each outstanding award under the 2009 Annual Incentive Plan will be deemed earned and payable at its “target” level.

For more information concerning the Named Executive Officers’ rights (including quantification of the amounts that would be payable) upon termination of employment or a change in control, see the “Potential Payments Upon Termination of Employment or Change in Control” section on page 42 of this Proxy Statement.

Deferred Compensation Plan

The Named Executive Officers may elect to defer payment of all or part of their annual cash performance bonus (if any) to a later date under our Executives’ Deferred Compensation Plan. The deferred amount is allocated to the Named Executive Officer’s deferred compensation account, where the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion (which is the same day the bonus is paid and the allocation is made). Each executive’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units then held by the executive. The amount so credited for dividends is also converted into phantom stock units. Subject to Section 409A of the Code, the phantom stock units held by a Named Executive Officer are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than retirement or, in certain cases, disability (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of M/I Homes, the phantom stock units are distributed in whole Common Shares within 60 days of the date of the change in control if an executive has so elected in his deferral notice. We make no contributions under the Executives’ Deferred Compensation Plan (matching or otherwise), and the future payment obligations under the Plan are our general unsecured obligations.

The Committee believes that, by encouraging ownership of our Common Shares, the Executives’ Deferred Compensation Plan further aligns the interests of our Named Executive Officers and our shareholders. None of the Named Executive Officers elected to defer any portion of his 2019 bonus. For more information concerning the Named Executive Officers’ participation in the Executives’ Deferred Compensation Plan and their respective aggregate account balances thereunder as of December 31, 2019, see the Nonqualified Deferred Compensation table on page 41 of this Proxy Statement.

Share Ownership Guidelines

We do not require our Named Executive Officers to own a minimum number of our Common Shares. However, equity-based compensation is a significant percentage of their total compensation, and as of the Record Date, Messrs. Schottenstein, Creek and Mason beneficially owned 576,964, 119,892 and 36,596 Common Shares, respectively. For more information concerning the Named Executive Officers’ beneficial ownership of our Common Shares, see the “Principal Shareholders” section on page 18 of this Proxy Statement.

Anti-Hedging/Pledging

Our officers (including the Named Executive Officers), directors and employees are subject to our Insider Trading Policy. This Policy sets forth rules governing transactions in our securities and the handling of confidential information. The Policy prohibits certain transactions which we believe create a heightened risk and/or the appearance of inappropriate conduct, including the purchase of financial instruments or other transactions that hedge or offset (or are designed to hedge or offset) a decrease in market value of our securities. Specifically, the Policy prohibits our officers (including the Named Executive Officers), directors and employees from (1) engaging in hedging or monetization transactions, including prepaid variable forward contracts, equity swaps, collars and exchange funds, (2) buying or selling publicly traded-options, including put options, call options and other derivative securities, (3) engaging in short sales, (4) holding securities in a margin account and (5) pledging securities as collateral for a loan, in each case with respect to our securities. These prohibitions apply to securities acquired by an officer, director or employee as part of his or her compensation and securities otherwise held by him or her. The prohibitions also apply to the family members of an officer, director or employee (and any other persons) who reside in the officer’s, director’s or employee’s household as well as any family members whose transactions are directed by, or subject to the influence or control of, such officer, director or employee.

Tax Implications

Section 162(m) of the Code generally prohibits a public company from deducting compensation paid to certain covered employees (including our Named Executive Officers) in excess of $1 million in any taxable year. Prior to the passage of The Tax Cuts and Jobs Act (the “TCJA”) in December 2017, compensation that qualified as performance-based compensation under Section 162(m) could be excluded from this $1 million limit and the Committee had historically considered the deductibility of our executive compensation under Section 162(m) and generally structured the annual cash performance bonus and equity-based compensation in a manner intended to qualify as performance-based compensation.

The TCJA substantially modified Section 162(m) and, among other things, repealed the performance-based compensation exemption for taxable years beginning after December 31, 2017. The TCJA provides limited transition relief for certain compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and has not been materially modified. Due to the uncertainty of the application of Section 162(m) as a result of the TCJA (including this limited transition relief), there can be no assurance that historical compensation intended to satisfy the performance-based requirements for exemption will be deductible. The Committee remains committed to paying performance-based compensation. However, compensation awarded to our executive officers in 2019 (and future years) in excess of $1 million generally will not be deductible (regardless of whether all or a portion of such excess is performance-based compensation).

Looking Forward—2020 Compensation

After reviewing our executive compensation program and data provided by Pearl Meyer, consulting with Pearl Meyer and receiving input from our Chief Executive Officer and certain other members of management, in the first quarter of this year, the Committee established our 2020 executive compensation program. The 2020 program is substantially similar in design to our 2019 program. At the recommendation of Pearl Meyer, the Committee added Century Communities, Inc. to our Peer Group for 2020 based on its relative size, including revenue and market capitalization, and comparable business profile. Set forth below is a summary of the principal components of the 2020 executive compensation program.

Base Salary. The Committee increased the base salaries of Messrs. Schottenstein and Creek from $900,000 to $1,000,000 and $600,000 to $650,000, respectively, and did not change Mr. Mason’s base salary ($500,000). The Committee increased Messrs. Schottenstein’s and Creek’s base salaries based on our corporate and their individual performance in 2019 and the base salaries of similarly-situated executives in our Peer Group and noted that neither had received a salary increase since 2013.

Annual Performance Bonus. Each Named Executive Officer is eligible to receive an annual cash performance bonus that is based on our 2020 Adjusted Pre-Tax Income. The maximum cash performance bonuses that Messrs. Schottenstein, Creek and Mason may receive for 2020 are 350%, 250% and 200%, respectively, of their respective 2020 base salaries (the same maximum percentages that applied in 2019).

Equity-Based Compensation. In February 2020, the Committee awarded Messrs. Schottenstein, Creek and Mason stock options to purchase 100,000, 55,000 and 27,500 Common Shares, respectively. In the case of Messrs. Creek and Mason, this represents the same number of service-based stock options that they received in 2019. In the case of Mr. Schottenstein, the Committee increased the number of service-based stock options by 4,000 (4%) based on the value of his long-term equity-based compensation ranking in the bottom quartile for chief executive officers in our Peer Group. The options vest and become exercisable in 20% increments on the first five anniversaries of the date of grant, subject to the Named Executive Officer’s continued employment on the applicable vesting date.

In February 2020, the Committee also awarded Messrs. Schottenstein, Creek and Mason 23,679, 14,207 and 7,885 target number of PSUs, respectively, with the underlying Common Shares having a respective aggregate market value on the date of grant of approximately $1,000,000, $600,000 and $333,000. In the case of Messrs. Schottenstein and Creek, the Committee increased the aggregate grant date market value of the Common Shares underlying their target 2020 PSU awards by $250,000 (33%) and $200,000 (50%), respectively. The Committee increased these awards based on the value of their respective long-term equity-based compensation ranking in the bottom quartile for similarly-situated executives in our Peer Group. In the case of Mr. Mason, this aggregate grant date market value was approximately the same as the aggregate grant date market value of the Common Shares underlying the target number of PSUs awarded to him in 2019.

The PSUs will vest and be earned, if at all, after the completion of the performance period, which is the three-year period commencing on January 1, 2020 and ending on December 31, 2022, based (1) 80% on our cumulative annual Adjusted Pre-Tax Income and (2) 20% on our relative total shareholder return compared to our Peer Group over the performance period, and on continued employment. The actual number of PSUs that will vest and be earned by each Named Executive Officer may be increased by up to 50% (from the target number) if we achieve the maximum performance level for both of the performance goals and be decreased to zero if we fail to achieve the threshold performance level for both of the performance goals. If we achieve the threshold performance level for both of the performance goals, 50% of each Named Executive Officer’s target number of PSUs will vest and be earned. The percentage of the target number of PSUs that will vest and be earned for performance between (1) the threshold and target performance levels will increase proportionately from 50% to 100% based on our actual performance and (2) the target and maximum performance levels will increase proportionately from 100% to 150% based on our actual performance. The same threshold, target and maximum performance levels apply to each Named Executive Officer. The vested PSUs will be settled on a one-for-one basis in whole Common Shares. The PSUs have no dividend or voting rights. Any portion of the PSUs that do not vest will be forfeited.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board (and the Board approved) that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2019 Form 10-K.

Compensation Committee:

Friedrich K. M. Böhm (Chairman)

Michael P. Glimcher

Norman L. Traeger

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2019

The following table summarizes the total compensation for the fiscal years ended December 31, 2019, 2018 and 2017 for the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer during the 2019 fiscal year:

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert H. Schottenstein	2019	900,000	776,605	869,760	2,562,210	237,669	5,346,244
Chairman, Chief Executive Officer	2018	900,000	757,676	1,085,760	2,284,065	224,579	5,252,080
and President	2017	900,000	581,213	779,625	2,354,940	224,932	4,840,710
Phillip G. Creek	2019	600,000	414,183	498,300	1,220,100	32,804	2,765,287
Executive Vice President, Chief	2018	600,000	404,095	622,050	1,087,650	31,998	2,745,793
Financial Officer and Director	2017	600,000	387,469	519,750	1,121,400	32,091	2,660,710
J. Thomas Mason	2019	500,000	344,801	249,150	813,400	12,965	1,920,316
Executive Vice President, Chief Legal	2018	500,000	336,417	311,025	725,100	12,573	1,885,115
Officer, Secretary and Director	2017	500,000	322,579	259,875	747,600	12,350	1,842,404

(1)	The amounts shown reflect the base salaries earned by the Named Executive Officers for the 2019, 2018 and 2017fiscal years.
(2)

The amounts shown reflect the aggregate grant date fair value of the target number of 2019-2021 PSUs, PSUs granted in 2018 (the “2018-2020 PSUs”) and 2017-2019 PSUs granted under the 2018 LTIP or the 2009 LTIP during the 2019, 2018 and 2017 fiscal years, respectively, computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019, included in the Company’s 2019 Form 10-K. The actual number of PSUs that will vest and be earned (if any) by each Named Executive Officer will be based (a) 80% on our cumulative annual Adjusted Pre-Tax Income over the applicable performance period (which began on January 1, 2019 and ends on December 31, 2021 for the 2019-2021 PSUs, which began on January 1, 2018 and ends on December 31, 2020 for the 2018-2020 PSUs, and which began on January 1, 2017 and ended on December 31, 2019 for the 2017-2019 PSUs) and (b) 20% on our relative total shareholder return compared to our Peer Group over the applicable performance period, and on continued employment. The aggregate grant date fair value of the PSUs assuming we achieve the maximum performance level is as follows: Mr. Schottenstein, $1,164,907 for the 2019-2021 PSUs, $1,136,514 for the 2018-2020 PSUs and $871,818 for the 2017-2019 PSUs; Mr. Creek, $621,275 for the 2019-2021 PSUs, $606,128 for the 2018-2020 PSUs and $581,190 for the 2017-2019 PSUs; and Mr. Mason, $517,198 for the 2019-2021 PSUs, $504,611 for the 2018-2020 PSUs and $483,854 for the 2017-2019 PSUs.  See “Compensation Discussion and Analysis—2019 Executive Compensation—Equity-Based Compensation” on page 27 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 31 of this Proxy Statement for more information concerning the 2019-2021 PSUs granted in the 2019 fiscal year and PSUs granted under the 2018 LTIP and the 2009 LTIP generally.

(3)

The amounts shown reflect the aggregate grant date fair value of stock options granted under the 2018 LTIP or the 2009 LTIP during the 2019, 2018 and 2017 fiscal years computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019, included in the Company’s 2019 Form 10-K. The stock option awards underlying the aggregate grant date fair value for each Named Executive Officer with respect to the 2019, 2018 and 2017 fiscal years are as follows:

Name	2019 (# of shares)	2018 (# of shares)	2017 (# of shares)
Robert H. Schottenstein	96,000(a)	96,000(a)	82,500(a)
Phillip G. Creek	55,000(a)	55,000(a)	55,000(a)
J. Thomas Mason	27,500(a)	27,500(a)	27,500(a)

(a)

In 2019, these stock options were granted under the 2018 LTIP as the Named Executive Officer’s annual service-based stock option award, vest and become exercisable in 20% increments on the first five anniversaries of the date of grant (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. In each of 2018 and 2017, these stock options were granted under the 2009 LTIP as the Named Executive Officer’s annual service-based stock option award, vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. See “Compensation Discussion and Analysis—2019Executive Compensation—Equity-Based Compensation” on page 27 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 31 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2019fiscal year and stock options granted under the 2018 LTIP and the 2009 LTIP generally.

(4)

The amounts shown reflect the non-equity incentive plan cash performance bonuses earned by the Named Executive Officers under the Company’s 2009 Annual Incentive Plan for the 2019, 2018 and 2017fiscal years.  See “Compensation Discussion and Analysis—2019Executive Compensation—Annual Cash Performance Bonus” on page 25 of this Proxy Statement for more information concerning the annual cash performance bonuses earned by the Named Executive Officers with respect to the 2019fiscal year.

(5)	The following table sets forth the details of “All Other Compensation” paid to each Named Executive Officer with respect to the 2019, 2018 and 2017 fiscal years:
Name	Year	Vehicle Allowance ($) (a)	Personal Use of Company Aircraft ($) (b)	Tax Reimbursement ($) (c)	Life Insurance Premiums ($) (d)	Company Contributions to 401(k) Plan ($) (e)	Total ($)
Robert H. Schottenstein	2019	10,200	224,704	—	—	2,765	237,669
	2018	10,200	212,006	—	—	2,373	224,579
	2017	10,200	212,582	—	—	2,150	224,932
Phillip G. Creek	2019	10,200	—	2,489	17,350	2,765	32,804
	2018	10,200	—	2,282	17,143	2,373	31,998
	2017	10,200	—	2,440	17,301	2,150	32,091
J. Thomas Mason	2019	10,200	—	—	—	2,765	12,965
	2018	10,200	—	—	—	2,373	12,573
	2017	10,200	—	—	—	2,150	12,350

(a)	The amounts shown reflect the aggregate cost to the Company attributable to a monthly automobile allowance.
(b)

The amounts shown reflect the incremental cost to the Company relating to personal use of the Company’s airplane. The incremental cost for personal use of the Company’s airplane is calculated based on the average variable cost per hour to operate the airplane (which includes fuel, airport services, landing fees, passenger supplies, pilot travel related costs, ground transportation and prorated amount of maintenance and service program) times the hours of personal use. See “Compensation Discussion and Analysis—Benefits and Perquisites” on page 30 of this Proxy Statement for more information concerning this benefit.

(c)

The amounts shown reflect the amounts paid by the Company for reimbursement of taxes incurred by Phillip G. Creek in connection with the Company’s payment of Mr. Creek’s portion of the premium for a supplemental split-dollar life insurance policy for his benefit.

(d)

The amounts shown reflect the Company’s payment of both its portion and Phillip G. Creek’s portion of the premium for a supplemental split-dollar life insurance policy for the benefit of Mr. Creek.  See “Compensation

Discussion and Analysis—Benefits and Perquisites” on page 30 of this Proxy Statement for more information concerning this benefit.
(e)	The amounts shown reflect profit-sharing contributions made by the Company to the Named Executive Officers pursuant to the Company’s 401(k) Plan.

Grants of Plan-Based Awards for 2019

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Robert H. Schottenstein	-	945,000		3,150,000
	2/19/2019				13,577	27,154	40,731			776,605 (4)
	2/19/2019							96,000	27.62	869,760 (5)
Phillip G. Creek	-	450,000		1,500,000
	2/19/2019				7,241	14,482	21,723			414,183(4)
	2/19/2019							55,000	27.62	498,300(5)
J. Thomas Mason	-	300,000		1,000,000
	2/19/2019				6,028	12,056	18,084			344,801(4)
	2/19/2019							27,500	27.62	249,150(5)

(1)

The amounts shown reflect the minimum and maximum amounts that each Named Executive Officer was eligible to receive with respect to the 2019fiscal year based on the Adjusted Pre-Tax Income performance goal established by the Compensation Committee for such Named Executive Officer pursuant to the 2009 Annual Incentive Plan as described in “Compensation Discussion and Analysis—2019Executive Compensation—Annual Cash Performance Bonus” beginning on page 25 of this Proxy Statement.  While the Compensation Committee established minimum and maximum amounts with respect to the Adjusted Pre-Tax Income performance goal, it did not establish any target amount for this performance goal.  In 2019, based on our performance with respect to the Adjusted Pre-Tax Income performance goal, each Named Executive Officer earned 81% of his maximum performance bonus opportunity, which resulted in a bonus of $2,562,210, $1,220,100and $813,400for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively.

(2)

The amounts shown reflect the threshold, target and maximum number of 2019-2021 PSUs granted under the 2018 LTIP that each Named Executive Officer is eligible to earn based (a) 80% on our cumulative annual Adjusted Pre-Tax Income over the 2019-2021 Performance Period and (b) 20% on our relative total shareholder return compared to our Peer Group over the 2019-2021 Performance Period, and on continued employment. See “Compensation Discussion and Analysis— 2019 Executive Compensation—Equity-Based Compensation” on page 27 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 31 of this Proxy Statement for more information concerning the 2019-2021 PSUs granted in the 2019 fiscal year and PSUs granted under the 2018 LTIP and the 2009 LTIP generally.

(3)

The amounts shown reflect the number of stock options granted under the 2018 LTIP as the Named Executive Officer’s 2019 annual service-based stock option award. These stock options vest and become exercisable in 20% increments on the first five anniversaries of the date of grant (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire on February 19, 2029 unless sooner exercised or forfeited. The stock options have an exercise price equal to the closing price of our Common Shares on the NYSE on the date of grant. See “Compensation Discussion and Analysis—2019 Executive Compensation—Equity-Based Compensation” on page 27 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 31 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2019fiscal year and stock options granted under the 2018 LTIP and the 2009 LTIP generally.

(4)

The amounts shown reflect the aggregate grant date fair value of the target number of 2019-2021 PSUs granted to the Named Executive Officer in the 2019fiscal year computed in accordance with FASB ASC Topic 718.

(5)	The amounts shown reflect the aggregate grant date fair value of the stock options granted to the Named Executive Officer in the 2019 fiscal year computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2019 Fiscal Year-End

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)

	Exercisable	Unexercisable
Robert H. Schottenstein	16,500	—		21.28	2/17/2025
	16,500	16,500	(2)	16.85	2/16/2026
	16,500	33,000	(3)	23.34	2/8/2027
	38,400	57,600	(4)	31.93	2/15/2028
	—	96,000	(5)	27.62	2/19/2029
						50,642	1,992,763
Phillip G. Creek	5,520	—		23.79	2/18/2024
	11,000	—		21.28	2/17/2025
	11,000	11,000	(2)	16.85	2/16/2026
	33,000	22,000	(3)	23.34	2/8/2027
	22,000	33,000	(4)	31.93	2/15/2028
	—	55,000	(5)	27.62	2/19/2029
						27,009	1,062,804
J. Thomas Mason	5,500	—		21.28	2/17/2025
	5,500	5,500	(2)	16.85	2/16/2026
	5,500	11,000	(3)	23.34	2/8/2027
	11,000	16,500	(4)	31.93	2/15/2028
	—	27,500	(5)	27.62	2/19/2029
						22,485	884,785

(1)

Each of the stock options with an expiration date prior to 2029 was granted under the 2009 LTIP and all other stock options were granted under the 2018 LTIP. All options expire ten years after the date of grant in accordance with the terms of the 2018 LTIP or the 2009 LTIP.

(2)	100% of these unexercisable options vest on December 31, 2020.
(3)	50% of these unexercisable options vest on each of December 31, 2020 and 2021.
(4)	33.33% of these unexercisable options vest on each of December 31, 2020, 2021 and 2022.
(5)	20% of these unexercisable options vest on each of February 19, 2020, 2021, 2022, 2023 and 2024.
(6)

The amounts shown reflect the aggregate target number of 2018-2020 PSUs and 2019-2021 PSUs awarded to the Named Executive Officer in 2018 (under the 2009 LTIP) and 2019 (under the 2018 LTIP), respectively. Assuming that we achieve the maximum performance level applicable to the 2018-2020 PSUs and the 2019-2021 PSUs, the amounts shown would increase to: Mr. Schottenstein, 75,963; Mr. Creek, 40,513; and Mr. Mason, 33,727. The actual number of PSUs that will vest and be earned (if any) by each Named Executive Officer will be determined after the applicable performance period (which began on January 1, 2018 and ends on December 31, 2020 for the 2018-2020 PSUs and which began on January 1, 2019 and ends on December 31, 2021 for the 2019-2021 PSUs) based (a) 80% on our cumulative annual Adjusted Pre-Tax Income over the applicable performance period and (b) 20% on our relative total shareholder return compared to our Peer Group over applicable performance period, and on continued employment.

(7)

The amounts shown reflect the aggregate market value as of December 31, 2019 of the aggregate target number of 2018-2020 PSUs and 2019-2021 PSUs awarded to the Named Executive Officer in 2018 and 2019, respectively, calculated by multiplying the aggregate target number of 2018-2020 PSUs and 2019-2021 PSUs by $39.35 (the closing price of our Common Shares on the NYSE on December 31, 2019, the last trading day of 2019). Assuming that we achieve the maximum performance level applicable to the 2018-2020 PSUs and 2019-2021 PSUs, the amounts shown would increase to: Mr. Schottenstein, $2,989,144; Mr. Creek, $1,594,187; and Mr. Mason, $1,327,157.

Option Exercises and Stock Vested in 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert H. Schottenstein	148,500	1,570,305	29,789	1,257,989
Phillip G. Creek	181,480	3,225,892	19,859	838,646
J. Thomas Mason	129,500	1,495,748	16,533	698,189
(1)	The amounts shown reflect the difference between the exercise price of the option and the market price of the Common Shares at the time of exercise.
(2)

The amounts shown reflect the number of Common Shares issued to the Named Executive Officer on February 18, 2020 in settlement of the vesting of the 2017-2019 PSUs multiplied by $42.23 (the closing price of our Common Shares on the NYSE on February 18, 2020).  See “Compensation Discussion and Analysis—2019 Executive Compensation—Equity-Based Compensation” on page 27 of this Proxy Statement for more information concerning the vesting of the 2017-2019 PSUs.

Nonqualified Deferred Compensation for 2019

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (4)	Aggregate Balance at Last Fiscal Year-End ($) (5)
Robert H. Schottenstein	—	—	—	—	—
Phillip G. Creek	—	—	—	—	—
J. Thomas Mason	—	—	65,915	—	141,503
(1)

None of the Named Executive Officers made any contributions during the 2019 fiscal year under the Executives’ Deferred Compensation Plan. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation Plan” on page 33 of this Proxy Statement.

(2)	The Company does not make any contributions under the Executives’ Deferred Compensation Plan on behalf of any of the participants in the plan.
(3)

The amounts shown reflect the notional change in the value of the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan during the 2019 fiscal year based on the change in value of our Common Shares during the 2019 fiscal year. The Company paid no dividends on its Common Shares during the 2019 fiscal year. None of the amounts reported in this column are reported as compensation in the Summary Compensation Table on page 37 of this Proxy Statement.

(4)

The amounts shown reflect the market value of the Common Shares distributed to the Named Executive Officers during the 2019 fiscal year (based on the closing price of the Common Shares on the NYSE on the date of the distribution) pursuant to the Executives’ Deferred Compensation Plan.

(5)

The amounts shown reflect the market value as of December 31, 2019of the Common Shares underlying the whole phantom stock units held in the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan based on the closing price of our Common Shares on the NYSE on December 31, 2019.  With respect to J. Thomas Mason, $38,742of the amount shown has been previously reported as compensation in the Summary Compensation Table for previous years.

Potential Payments Upon Termination of Employment or Change in Control

As described in “Compensation Discussion and Analysis—Payments in Connection with Termination of   Employment or Change in Control” on page 31 of this Proxy Statement, we are a party to a CIC Agreement with each Named Executive Officer that provides certain severance and other enhanced benefits if we experience a change in control and the executive’s employment is terminated in connection with that change in control.  Other than the benefits that may be payable to the Named Executive Officers under the CIC Agreements, the accelerated vesting under certain circumstances of stock options and PSUs granted to the Named Executive Officers under the 2018 LTIP and the 2009 LTIP and certain payments that may be payable to the Named Executive Officers under the 2009 Annual Incentive Plan, we do not currently have employment or severance agreements or other plans or arrangements that provide payments or enhanced benefits to our Named Executive Officers in connection with a termination of employment or change in control.

The following table summarizes the potential payments to our Named Executive Officers upon a termination of employment and/or a change in control of the Company (assuming that the triggering event occurred on December 31, 2019):

Name and Type of Potential Payment	Death ($)	Disability ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	Change in Control ($)	Involuntary Not for Cause Termination Followed by a Change in Control(5) ($)	Involuntary Not for Cause Termination or Voluntary Termination for Good Reason After a Change in Control (6) ($)
Robert H. Schottenstein
Severance Benefits: (1)	—	—	—	—	—	18,010,007	18,422,052
Accelerated Vesting of Stock Options Under the 2018 LTIP/2009 LTIP: (2)	1,326,972	1,326,972	1,326,972	—	1,326,972	—	1,326,972
Accelerated Vesting of PSUs Under the 2018 LTIP/2009 LTIP: (3)	3,164,960	3,164.960	1,395,647	1,395,647	3,164,960	3,164,960	3,164,960
2009 Annual Incentive Plan Payments: (4)	2,562,210	2,562,210	2,562,210	2,562,210	2,173,500	2,562,210	2,173,500
Total:	7,054,142	7,054,142	5,284,829	3,957,857	6,665,432	23,737,176	25,087,484
Phillip G. Creek
Severance Benefits: (1)	—	—	—	—	—	4,704,193	4,704,193
Accelerated Vesting of Stock Options Under the 2018 LTIP/2009 LTIP: (2)	1,489,730	1,489,730	1,489,730	—	1,489,730	—	1,489,730
Accelerated Vesting of PSUs Under the 2018 LTIP/2009 LTIP: (3)	1,844,226	1,844,256	908,459	908,459	1,844,256	1,844,256	1,844,256
2009 Annual Incentive Plan Payments: (4)	1,220,100	1,220,100	1,220,100	1,220,100	1,035,000	1,220,100	1,035,000
Total:	4,554,086	4,554,086	3,618,289	2,128,559	4,368,986	7,768,549	9,073,179
J. Thomas Mason
Severance Benefits: (1)	—	—	—	—	—	3,312,520	2,865,467
Accelerated Vesting of Stock Options Under the 2018 LTIP/ 2009 LTIP: (2)	744,865	744,865	744,865	—	744,865	—	744,865
Accelerated Vesting of PSUs Under the 2018 LTIP/2009 LTIP: (3)	1,535,358	1,535,358	756,328	756,328	1,535,358	1,535,358	1,535,358
2009 Annual Incentive Plan Payments: (4)	813,400	813,400	813,400	813,400	621,000	813,400	621,000
Total:	3,093,623	3,093,623	2,314,593	1,569,728	2,901,223	5,661,278	5,766,690
(1)

The amounts shown are based on the CIC Agreements with our Named Executive Officers as follows:

For Robert H. Schottenstein, of the amounts shown: (a) $9,564,810 represents a lump sum payment equal to the product of (i) 2.99 and (ii) the sum of his base salary at December 31, 2019 and his average annual bonus earned during the 2014-2018 fiscal years; (b) $2,562,210 represents a lump sum payment for his 2019 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2019 fiscal year and is based on the triggering event occurring on December 31, 2019 and the performance period being deemed to have ended on November 30, 2019, in accordance with the terms of his CIC Agreement); (c) $86,538 represents a lump sum payment for unused vacation; (d) $49,007 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Schottenstein) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination followed by a change in control, $5,747,442 represents estimated excise tax payments payable to Mr. Schottenstein under his CIC Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $6,159,487 represents estimated excise tax payments payable to Mr. Schottenstein under his CIC Agreement.

For Phillip G. Creek, of the amounts shown: (a) $3,389,460 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his base salary at December 31, 2019 and his average annual bonus earned during the 2014-2018 fiscal years; (b) $1,220,100 represents a lump sum payment for his 2019 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2019 fiscal year and is based on the triggering event occurring on December 31, 2019 and the performance period being deemed to have ended on November 30, 2019, in accordance with the terms of his CIC Agreement); (c) $57,692 represents a lump sum payment for unused vacation; and (d) $36,941 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Creek) in our group health plan for 24 months. No excise tax payments would have been payable to Mr. Creekunder his CIC Agreement.

For J. Thomas Mason, of the amounts shown: (a) $2,402,036 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his base salary at December 31, 2019 and his average annual bonus earned during the 2014-2018 fiscal years; (b) $813,400 represents a lump sum payment for his 2019 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2019 fiscal year and is based on the triggering event occurring on December 31, 2019 and the performance period being deemed to have ended on November 30, 2019, in accordance with the terms of his CIC Agreement); (c) $48,077 represents a lump sum payment for unused vacation; (d) $49,007 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Mason) in our group health plan for 24 months; and (e) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $447,053 represents a reduction from the amount otherwise payable to Mr. Mason to cause the excise tax that would have otherwise applied to be inapplicable in accordance with his CIC Agreement. In the event of an involuntary not for cause termination followed by a change in control, no excise tax payments would have been payable to Mr. Mason under his CIC Agreement.

For more information concerning the CIC Agreements, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 31 of this Proxy Statement.

For purposes of each CIC Agreement, “cause” means: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of our assets or business opportunities; (b) conviction of a felony; (c) willful refusal to substantially perform his assigned duties; (d) willful engagement in gross misconduct materially injurious to the Company; or (e) breach of any material term of the CIC Agreement. However, “cause” will not arise due to any event that constitutes “good reason” under the CIC Agreement.

For purposes of each CIC Agreement, “change in control” means: (a) the acquisition by any person or group of the ownership of our stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; (b) the acquisition by any person or group, within any twelve month period, of the ownership of our stock possessing 30% or more of the total voting power of our stock; (c) the date a majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (d) the acquisition by any person or group, within any twelve month period, of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such acquisition.  The definition of “change in control” will be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

For purposes of each CIC Agreement, “good reason” means the occurrence of any of the following events during the 24 consecutive calendar months beginning after a change in control occurring during the term of the CIC Agreement to which the executive has not consented in writing: (a) any breach of the CIC Agreement of any nature whatsoever by or on behalf of the Company; (b) a reduction in his title, duties or responsibilities, as compared to either his title, duties or responsibilities immediately before the change in control or any enhanced or increased title, duties or responsibilities assigned to him after the change in control; (c) the permanent assignment to him of duties that are inconsistent with his office immediately before the change in control or any more senior office to which he is promoted after the change in control; (d) a reduction in his base salary; (e) a reduction in the annual cash bonus that he is eligible to receive or a change in the manner in which such annual cash bonus is calculated; (f) a material reduction in the aggregate value of his other annual compensation and/or fringe benefits; (g) a requirement that he relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 30 miles from the principal office or worksite to which he was assigned immediately before the change in control or any location to which he agreed, in writing, to be assigned after the change in control; or (h) we attempt to amend or terminate the CIC Agreement except in accordance with the procedures described therein.

(2)

Pursuant to the terms of the 2018 LTIP and the 2009 LTIP, if a participant’s employment is terminated as a result of death, disability or retirement, all of the participant’s unvested stock options will immediately vest and become exercisable.  In the event of a change in control, the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding stock options, including (a) the acceleration of the vesting and exercisability of options, (b) the payment of cash in exchange for the cancellation of any options and/or (c) the issuance of substitute awards that preserve the value, rights and benefits of any options affected by the change in control.  The table assumes that all unvested stock options under the 2018 LTIP and the 2009 LTIP will immediately vest and become exercisable upon a change in control.  The amounts shown represent the value of the accelerated stock options as of December 31, 2019, calculated by multiplying the number of accelerated stock options by the difference between the exercise price and the closing price of our Common Shares on the NYSE on December 31, 2019.  For more information concerning a participant’s rights upon termination of employment or a change in control under the 2018 LTIP and the 2009 LTIP, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 31 of this Proxy Statement.

For purposes of the 2018 LTIP and the 2009 LTIP, “disability” means: with respect to any award (other than an incentive stock option), unless otherwise provided in the related award agreement, (a) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, (b) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer, or (c) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2018 LTIP and the 2009 LTIP, “retirement” means a participant’s termination of employment (other than for cause) on or after the date on which the sum of the participant’s years of service with the Company and its affiliates plus the participant’s age is equal to or greater than 70, provided that the participant has attained the age of 55.

For purposes of the 2018 LTP and the 2009 LTIP, “change in control” means: (a) the members of the Board on the effective date of the 2018 LTIP or the 2009 LTIP, as applicable (including individuals whose election or nomination for election was approved by a majority of such directors), cease for any reason other than death to constitute at least a majority of the members of the Board; (b) the acquisition by any person or group, other than the Company, any subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, of beneficial ownership, directly or indirectly, of 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company; (c) the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company; (d) the sale or other disposition of all or substantially all of the assets of the Company; or (e) the liquidation or dissolution of the Company.  Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any award that is subject to Section 409A of the Code, a change in control will not be deemed to have occurred unless the events or circumstances constituting a change in control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(3)

Pursuant to the terms of the 2018 LTIP and the 2009 LTIP, if, during a performance period, a participant’s employment is terminated: (a) as a result of death or disability, then all of the PSUs that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest at the end of the performance period; or (b) involuntarily without cause or as a result of the participant’s retirement, a prorated portion (based on the full number of months that the participant was employed by us during the performance period) of the PSUs that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest at the end of the performance period. For purposes of these termination events, the table reflects actual performance with respect to the 2017-2019 PSUs and assumes that the performance goals applicable to the 2018-2020 PSUs and the 2019-2021 PSUs will be achieved at the target level.

In the event of a change in control, the Compensation Committee may take such actions, if any as it deems necessary or desirable with respect to any outstanding PSUs, including (a) the acceleration of the vesting and settlement of any PSUs, (b) the payment of cash in exchange for the cancellation of any PSUs and/or (c) the issuance of substitute awards that preserve the value, rights and benefits of any PSUs affected by the change in control. The table reflects actual performance with respect to the 2017-2019 PSUs and assumes all 2018-2020 PSUs and 2019-2021 PSUs will immediately vest at the target level upon a change in control.

The amounts shown represent the value of the PSUs that have been earned or are assumed will be earned or accelerated as described in the foregoing paragraphs of this footnote (3) as of December 31, 2019, calculated by multiplying the number of such PSUs by the closing price of our Common Shares on the NYSE on December 31, 2019.  For more information concerning a participant’s rights upon termination of employment or a change in control under the 2018 LTIP and the 2009 LTIP, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 31 of this Proxy Statement.

(4)

Pursuant to the terms of the 2009 Annual Incentive Plan, if, during a performance period, a participant’s employment is terminated involuntarily without cause or as a result of the participant’s death, disability or retirement, the participant will receive a prorated portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable under the 2009 Annual Incentive Plan if the participant had remained employed for the full performance period.  The amounts shown with respect to death, disability, retirement and involuntary not for cause termination represent a lump sum payment equal to the amounts earned by the Named Executive Officers under the 2009 Annual Incentive Plan with respect to the 2019 fiscal year.  Pursuant to the terms of the 2009 Annual Incentive Plan, if a change in control occurs during a performance period, each outstanding award thereunder will be considered earned and payable at its “target” level.  With respect to the 2019 fiscal year awards granted under the 2009 Annual Incentive Plan, the Compensation Committee established threshold and maximum levels of performance for each of the Named Executive Officers, but did not establish “target” levels of performance.  The amounts shown with respect to a change in control represent a lump sum payment equal to an estimated “target” level under the 2009 Annual Incentive Plan for the 2019 fiscal year awards based on the Company’s projected levels of performance with respect to the 2019 performance goals.  For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 Annual Incentive Plan, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 31 of this Proxy Statement.

For purposes of the 2009 Annual Incentive Plan, “disability” means: (a) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; (b) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer; or (c) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 Annual Incentive Plan, “retirement” and “change in control” have substantially the same definitions as described in footnote (3) above with respect to the 2018 LTIP and the 2009 LTIP.

(5)

For purposes of this column, we have assumed that, on December 31, 2019, the Named Executive Officer incurred an involuntary not for cause termination, which was followed by a change in control.  For more information concerning a participant’s rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 31 of this Proxy Statement.

(6)

For purposes of this column, we have assumed that, on December 31, 2019, a change in control occurred, which was followed by the Named Executive Officer’s involuntary not for cause termination or voluntary termination for good reason.  For more information concerning a participant’s rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 31 of this Proxy Statement.

In addition to the amounts shown in the table, pursuant to the terms of the Executives’ Deferred Compensation Plan, the phantom stock units held by each Named Executive Officer will be distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by such Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than disability or retirement (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of the Company, the phantom stock units will be distributed in whole Common Shares within 60 days of the date of the change in control if such Named Executive Officer has so elected in his deferral notice. On December 31, 2019, the market value of the accounts of each of Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason under the Executives’ Deferred Compensation Plan was $0, $0 and $141,503, respectively.  For more information concerning the Named Executive Officers’ rights under the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation Plan” on page 33 of this Proxy Statement.

2019 CEO PAY RATIO

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K require the Company to disclose the following information for the year ended December 31, 2019:

•	the annual total compensation of our Chief Executive Officer, Robert H. Schottenstein, was $5,346,244;
•	the annual total compensation of our median employee was $74,582; and
•	the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee was 71.7 to 1.

To identify the median of the annual total compensation of all of our 1,404 active employees as of December 31, 2019, including any full-time, part-time, temporary or seasonal employees but excluding our Chief Executive Officer, we used total wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for 2019.  In making this determination, we did not annualize compensation for any full-time or part-time permanent employees who were employed on December 31, 2019 but did not work for us for the entire year or make any full-time equivalent adjustments for part-time employees.  We consistently applied this compensation measure and methodology to all of our employees included in the calculation.

After identifying our median employee, we determined the median employee’s annual total compensation in the same manner that we determine the total compensation of our Named Executive Officers for purposes of the Summary Compensation Table.  With respect to the annual total compensation of our Chief Executive Officer, we used the amount for 2019 reported in the “Total” column of the Summary Compensation Table set forth on page 37 of this Proxy Statement.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

COMPENSATION OF DIRECTORS

The Board annually reviews and determines the compensation for our non-employee directors taking into account the recommendations of the Compensation Committee. In connection with this review and determination, the Board and the Compensation Committee consider the compensation paid to the non-employee directors of companies in our Peer Group, the current facts and circumstances relating to our business, our past practices and input from Pearl Meyer. The Board believes that our non-employee director compensation should (1) be generally competitive with companies in our Peer Group to ensure that we attract and retain qualified non-employee directors and (2) include a combination of cash and equity-based compensation to align the interests of our non-employee directors and our shareholders. The Board does not have a pre-established policy or target for the allocation between cash and equity-based compensation and, instead, determines the mix of compensation based on what it believes is most appropriate under the circumstances. The Compensation Committee approves all equity-based compensation granted to the non-employee directors.

For 2019, each non-employee director (other than the Lead Independent Director and Chairman of the Compensation Committee, the Chairman of the Audit Committee and the Chairman of the Nominating and Governance Committee) received an annual retainer of $75,000 as payment for his or her service on the Board and any of its committees. The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee received an annual retainer of $110,000, $95,000 and $90,000, respectively, and the Lead Independent Director (who also serves as the Chairman of the Compensation Committee) received an additional $20,000. These retainers were the same as the retainers paid to our non-employee directors in 2018. All retainers are paid in equal quarterly installments after each quarterly Board meeting. Non-employee directors may defer payment of their retainer fees pursuant to the Director Deferred Compensation Plan. See footnote (1) to the Director Compensation Table below for a description of this plan.

For 2019, each non-employee director also received a grant of 4,000 director stock units (an increase of 500 from 2018) under the 2018 LTIP. Pursuant to the 2018 LTIP, all director stock units will be settled in Common Shares upon the director’s separation of service from the Company. Any dividends paid with respect to our Common Shares after the grant date of director stock units will accrue and be added to the director stock units and will be paid in Common Shares upon separation of service. The Board increased the equity-based compensation paid to the non-employee directors in 2019 upon the recommendation of the Compensation Committee. In making its recommendation, the Compensation Committee reviewed competitive data provided by Pearl Meyer regarding the non-employee director compensation for companies in our Peer Group. Such competitive data indicated that the equity-based compensation that we paid to our non-employee directors ranked in the bottom quartile of our Peer Group. The Compensation Committee also considered the input of Pearl Meyer. The Compensation Committee generally awards all grants of director stock units at its meeting held immediately following the Company’s annual meeting of shareholders, and we do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information.

For 2020, we currently intend for the compensation program for our non-employee directors to be the same as 2019.

Director Compensation Table for 2019

The following table summarizes the total compensation for the fiscal year ended December 31, 2019 for each of the Company’s non-employee directors. Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason are not included in this table because they were employees of the Company during the 2019 fiscal year and received no additional compensation for their services as directors. The compensation received by Messrs. Schottenstein, Creek and Mason as employees of the Company is shown in the Summary Compensation Table on page 37 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Friedrich K.M. Böhm	115,000	113,280	228,280
William H. Carter	110,000	113,280	223,280
Michael P. Glimcher	75,000	113,280	188,280
Elizabeth K. Ingram	75,000	113,280	188,280
Nancy J. Kramer	75,000	113,280	188,280
Norman L. Traeger	90,000	113,280	203,280
Sharen Jester Turney (3)	—	—	—

(1)

The amounts shown reflect the annual retainers earned by our non-employee directors for the 2019fiscal year. Pursuant to the Director Deferred Compensation Plan, each of our non-employee directors may elect to defer to a later date the payment of all or any portion of the retainer fees received for serving as a director. The deferred fees are credited to the non-employee director’s deferred compensation account on the date of payment, where the fees are converted into that number of whole phantom stock units determined by dividing the amount of the deferred fees by the closing price of our Common Shares on the NYSE on such date. Each non-employee director’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the non-employee director at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. The phantom stock units held by a non-employee director are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the non-employee director in his or her deferral notice or the date the non-employee director no longer serves as a director. The Board believes that, by encouraging ownership of our Common Shares, the Director Deferred Compensation Plan aligns the interests of our non-employee directors and our shareholders. For more information concerning the Director Deferred Compensation Plan, including the number of Common Shares held by our non-employee directors pursuant to the Director Deferred Compensation Plan, see “Principal Shareholders” on page 18 of this Proxy Statement.

(2)

The amounts shown reflect the aggregate grant date fair value of the director stock unit awards granted to our non-employee directors under the 2018 LTIP during the 2019 fiscal year computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019, included in the Company’s 2019 Form 10-K. The 4,000 director stock units granted to each of the non-employee directors on May 7, 2019 (which were the only equity awards granted to the non-employee directors during the 2019 fiscal year) had a grant date fair value of $28.32 per unit (based on the closing price of our Common Shares on the NYSE on the date of grant).  For the 2006, 2007 and 2008 fiscal years, we granted annual director stock unit awards to the non-employee directors under the 2006 Director Plan. In connection with our shareholders’ approval of the adoption of the 2009 LTIP, we terminated the 2006 Director Plan (although outstanding awards under the 2006 Director Plan remain in effect in accordance with their respective terms). For the 2009 through 2017 fiscal years, we granted annual director stock unit awards to the non-employee directors under the 2009 LTIP. In connection with our shareholders’ approval of the adoption of the 2018 LTIP, we terminated the 2009 LTIP (although outstanding awards under the 2009 LTIP remain in effect in accordance with their respective terms). The outstanding director stock units under the 2018 LTIP, the 2009 LTIP and the 2006 Director Plan contain substantially the same terms. As of December 31, 2019, Friedrich K.M. Böhm, William H. Carter, Michael P. Glimcher, Elizabeth K. Ingram, Nancy J. Kramer and Norman L. Traeger held 27,526, 20,500, 19,500, 4,000, 13,000 and 27,526 director stock units pursuant to the 2018 LTIP, the 2009 LTIP and/or the 2006 Director Plan, respectively.

(3)	Ms. Turney retired as a director effective as of February 8, 2019 and received no compensation for her service as a director in 2019.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Purpose. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The specific duties of the Audit Committee are set forth in its charter.

Responsibility. Management is responsible for the Company’s internal controls, preparing the Company’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon, as well as for auditing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and representations made by management and the independent registered public accounting firm.

Meetings. During the 2019 fiscal year, the Audit Committee met eight times with the Company’s senior financial management, including the internal auditors, and Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release.

Auditor Independence. In fulfilling its oversight responsibility as to the audit process, the Audit Committee: (1) obtained from D&T a formal written statement describing all relationships between D&T and the Company that might bear on D&T’s independence consistent with PCAOB Rules 3520 & 3526; (2) discussed with D&T any relationships that may impact D&T’s objectivity and independence; and (3) satisfied itself as to D&T’s independence.

Auditor Required Communications. The Audit Committee reviewed and discussed with management, the internal auditors and D&T the quality and adequacy of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed and discussed with D&T all communications required by generally accepted auditing standards, including those matters described in Auditing Standard 1301, Communication with Audit Committees, and Generally Accepted Auditing Standards, as adopted by the PCAOB in Rule 3100.  The Audit Committee discussed and reviewed the results of D&T’s audit of the consolidated financial statements with and without management present. The Audit Committee also reviewed and discussed the results of the Company’s internal audits conducted throughout the year.

Annual Financial Statements and Internal Controls. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2019 with management and D&T. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, consistently applied. The Audit Committee also reviewed, and discussed with management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Conclusion. Based on the Audit Committee’s reviews and discussions with management and D&T noted above, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited consolidated financial statements be included in the Company’s 2019 Form 10-K that was filed with the SEC on February 21, 2020.

Audit Committee:
William H. Carter (Chairman)
Friedrich K.M. Böhm
Norman L. Traeger

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company by its independent registered public accounting firm for the fiscal years ended December 31, 2019 and December 31, 2018:

	Year Ended December 31,
	2019	2018
Audit Fees	$878,000	$806,000
Audit-Related Fees	223,000	371,300
Tax Fees	25,000	43,250
All Other Fees	—	—
Total	$1,126,000	$1,220,550

Audit Fees for the fiscal years ended December 31, 2019 and 2018 consisted of fees for professional services rendered for the audits of the annual consolidated financial statements of the Company, annual audit of the Company’s assessment of internal control over financial reporting and quarterly reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees for the fiscal years ended December 31, 2019 and 2018 consisted of fees for annual audits of M/I Financial as well as assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and review of the Company’s conclusions with respect to various accounting matters. In addition, the fees for 2019 included fees related to the Company’s filing of a shelf registration statement on Form S-3 and issuance of senior notes, and the fees for 2018 included fees related to the Company’s acquisition of the homebuilding assets and operations of Pinnacle Homes.

Tax Fees for the fiscal years ended December 31, 2019 and 2018 consisted of fees for the review of the Company’s federal and state tax returns.  In addition, the fees for 2018 included fees for a special tax-related study.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted the following policy with respect to engagement of the Company’s independent registered public accounting firm to perform services for the Company:

Annually, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit and permissible non-audit services proposed to be performed during the fiscal year, together with a schedule of fees for such services, for approval.

In addition to reviewing and approving the engagement letter, the Audit Committee will annually pre-approve a list of audit services (not covered by the audit engagement letter) and permissible audit-related services, tax services and other services as well as a range of fees for those services. Any services rendered by the independent registered public accounting firm during that fiscal year will be considered pre-approved by the Audit Committee provided that the services rendered fall within the list of pre-approved services and the fees do not exceed the pre-approved fees. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the authority to amend or modify the list of pre-approved permissible audit and non-audit services and fees. The Chairman will report any action taken to the Audit Committee at its next meeting. The Audit Committee is regularly kept informed by management of the services provided by the independent registered public accounting firm.

During the 2019 and 2018 fiscal years, all services provided by D&T were pre-approved in accordance with the terms of the Audit Committee’s pre-approval policy.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Any proposals from shareholders which are intended to be presented at the 2021 Annual Meeting of Shareholders must be received by the Company by December 8, 2020 to be eligible for inclusion in next year’s proxy statement and form of proxy. Such proposals may be included in next year’s proxy statement and form of proxy if they comply with certain SEC Rules. In addition, if a shareholder intends to present a proposal at the 2021 Annual Meeting of Shareholders without the inclusion of that proposal in the proxy statement relating to the 2021 Annual Meeting of Shareholders and written notice of the proposal is not received by the Company on or before February 21, 2021, or if the Company meets other requirements of applicable SEC Rules, proxies solicited by the Board for the 2021 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting. In each case, written notice must be given to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Chief Legal Officer and Secretary.

Pursuant to the advance notice provision in our Regulations relating to the nomination of one or more persons for election as a director at an annual meeting of shareholders, shareholders who wish to nominate one or more persons for election as a director at the 2021 Annual Meeting of Shareholders may do so only if they comply with the nomination procedures set forth in our Regulations. The advance notice provision requires that a shareholder give written notice of such shareholder’s intent to make such nomination(s) by personal delivery or by United States mail, postage pre-paid, to the Secretary of the Company not later than March 12, 2021 nor earlier than February 10, 2021. See “Information Regarding the Board, its Committees and Corporate Governance—Nomination of Directors” beginning on page 12 of this Proxy Statement for information regarding our director nomination process.

EXPENSES OF SOLICITATION

The entire expense of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials, as well as other costs incurred in connection with the solicitation of proxies on behalf of the Board, will be paid by the Company, except for any Internet access fees and telephone service fees incurred by shareholders who elect to vote electronically via the Internet or telephonically.  Proxies may be solicited personally or by telephone, facsimile, telegraph, mail, electronic mail or other electronic or online methods.  Officers or employees of the Company may assist with solicitations and will receive no additional compensation for their services.  The Company will reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our Common Shares.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter requiring a vote of the shareholders is properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

You are urged to complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically. No postage is required if the envelope provided is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your Common Shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,
/s/ J. Thomas Mason
J. Thomas Mason
Secretary

MMMMMMMMMMMM MMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2020 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proposals — The Board of Directors recommends a vote FOR all the nominees listed A and FOR Proposals 2 – 3. 1. Election of Directors: 01 - Phillip G. Creek 02 - Nancy J. Kramer 03 - Norman L. Traeger For Withhold For Withhold For Withhold 1 U P X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 0378AC + + 2. A non-binding, advisory resolution to approve the compensation of the named executive officers of M/I Homes, Inc. 3. To ratify the appointment of Deloitte & Touche LLP as M/I Homes, Inc.’s independent registered public accounting firm for the 2020 fiscal year. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 4 5 0 8 7 8 0378AC

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders. The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2019 Annual Report to Shareholders are available at: www.edocumentview.com/mho qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy — M/I Homes,Inc. This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held on May 11, 2020. The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, OH 43219, on Monday, May 11, 2020, at 9:00 a.m., local time, or any adjournment thereof, with all powers the undersigned would possess if personally present. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the named executive officers of M/I Homes, Inc. (Proposal No. 2), and FOR the ratification of Deloitte & Touche LLP as M/I Homes, Inc.’s independent registered public accounting firm for 2020 (Proposal No. 3). If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the Board of Directors may recommend. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated April 7, 2020, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2019 Annual Report to Shareholders, which includes M/I Homes, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2020 Annual Meeting of Shareholders is hereby revoked. The Company currently intends to hold the Annual Meeting in person. However, we are actively monitoring the impact of the coronavirus (COVID-19), and we may hold the Annual Meeting solely by means of remote communication if we determine that it is not possible or advisable to hold the Annual Meeting in person. If we take this step, we will announce the decision to do so and provide information regarding how to participate in the Annual Meeting via a press release that will be posted on the “Investors” section of our website (www.mihomes.com) and filed with the Securities and Exchange Commission as additional proxy materials.

MMMMMMMMMMMMMMM 4 5 0 8 7 8 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., (Local Time), on May 11, 2020. Online Go to www.envisionreports.com/MHO or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/MHO Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2020 Annual Meeting Proxy Card For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proposals — The Board of Directors recommends a vote FOR all the nominees listed A and FOR Proposals 2 – 3. 1. Election of Directors: 01 - Phillip G. Creek 02 - Nancy J. Kramer 03 - Norman L. Traeger For Withhold For Withhold For Withhold 2. A non-binding, advisory resolution to approve the compensation of the named executive officers of M/I Homes, Inc. For Against Abstain 3. To ratify the appointment of Deloitte & Touche LLP as M/I Homes, Inc.’s independent registered public accounting firm for the 2020 fiscal year. For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 1 P C F 4 5 0 8 7 8 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03789C

2020 Annual Meeting Admission Ticket 2020 Annual Meeting of Shareholders of M/I Homes, Inc. Monday, May 11, 2020, 9:00 a.m., Local Time M/I Homes, Inc. 3 Easton Oval Columbus, OH 43219 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders. The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2019 Annual Report to Shareholders are available at: www.envisionreports.com/MHO The Company currently intends to hold the Annual Meeting in person. However, we are actively monitoring the impact of the coronavirus (COVID-19), and we may hold the Annual Meeting solely by means of remote communication if we determine that it is not possible or advisable to hold the Annual Meeting in person. If we take this step, we will announce the decision to do so and provide information regarding how to participate in the Annual Meeting via a press release that will be posted on the “Investors” section of our website (www.mihomes.com) and filed with the Securities and Exchange Commission as additional proxy materials. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/MHO qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy — M/I Homes,Inc. This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held on May 11, 2020. The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, OH 43219, on Monday, May 11, 2020, at 9:00 a.m., local time, or any adjournment thereof, with all powers the undersigned would possess if personally present. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the named executive officers of M/I Homes, Inc. (Proposal No. 2), and FOR the ratification of Deloitte & Touche LLP as M/I Homes, Inc.’s independent registered public accounting firm for 2020 (Proposal No. 3). If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the Board of Directors may recommend. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated April 7, 2020, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2019 Annual Report to Shareholders, which includes M/I Homes, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2020 Annual Meeting of Shareholders is hereby revoked. C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.